EXHIBIT B
                                                                       ---------


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                          SECURITIES PURCHASE AGREEMENT


                                      Among


                                  LABONE, INC.,


                    WELSH, CARSON, ANDERSON & STOWE IX, L.P.


                                       and


                              THE OTHER PURCHASERS
                           NAMED ON SCHEDULE I HERETO



                           Dated as of August 31, 2001






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
                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE I.      PURCHASE AND SALE OF INITIAL SECURITIES
                ON THE CLOSING DATE; PURCHASE PRICE............................2

         SECTION 1.01.  Issuance, Sale and Delivery of the Initial
                        Securities.............................................2
         SECTION 1.02.  Closing................................................3

ARTICLE II.     REPRESENTATIONS AND WARRANTIES
                OF THE COMPANY.................................................4

         SECTION 2.01.  Organization and Qualification.........................4
         SECTION 2.02.  Investments and Commitments; Subsidiaries..............5
         SECTION 2.03.  Capitalization.........................................6
         SECTION 2.04.  Corporate Power and Authority; Authorization
                        of Agreements; Non-Contravention.......................6
         SECTION 2.05.  Validity...............................................8
         SECTION 2.06.  Governmental Approvals.................................8
         SECTION 2.07.  SEC Filings............................................9
         SECTION 2.08.  Financial Statements...................................9
         SECTION 2.09.  Absence of Certain Changes or Events..................10
         SECTION 2.10.  Actions Pending.......................................10
         SECTION 2.11.  Compliance with Law; Material Permits.................10
         SECTION 2.12.  Title to and Condition of Properties..................10
         SECTION 2.13.  Real Property.........................................11
         SECTION 2.14.  Contracts.............................................11
         SECTION 2.15.  Intellectual Property; Software.......................12
         SECTION 2.16.  Tax Matters...........................................12
         SECTION 2.17.  Employee Benefit Plans................................14
         SECTION 2.18.  Customers.............................................15
         SECTION 2.19.  Labor Matters.........................................15
         SECTION 2.20.  Environmental Matters.................................15
         SECTION 2.21.  Insurance Coverage....................................16
         SECTION 2.22.  Offering of the Securities............................16
         SECTION 2.23.  Related-Party Transactions............................16
         SECTION 2.24.  Proxy Statement.......................................16
         SECTION 2.25.  Anti-Takeover Statutes and Certain Charter
                        Provisions; Rights Plan...............................17
         SECTION 2.26.  Osborn Acquisition Agreement..........................17
         SECTION 2.27.  Completeness of Disclosure............................17

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                                                                            Page
                                                                            ----

         SECTION 2.28.  Brokers...............................................17

ARTICLE III.    REPRESENTATIONS AND WARRANTIES
                OF THE PURCHASERS.............................................18

         SECTION 3.01.  Organization and Authority............................18
         SECTION 3.02.  Authorization.........................................18
         SECTION 3.03.  Validity..............................................18
         SECTION 3.04.  Investment Representations............................19
         SECTION 3.05.  Governmental Approvals................................19
         SECTION 3.06.  Information Supplied..................................19
         SECTION 3.07.  Ownership of Capital Stock of the Company.............20

ARTICLE IV.     COVENANTS OF THE PARTIES
                PENDING THE CLOSING...........................................20

         SECTION 4.01.  Conduct of the Company's Business.....................20
         SECTION 4.02.  Access to Information Concerning the Company
                        and its Subsidiaries..................................22
         SECTION 4.03.  Authorizations, Consents, Waivers and Approvals.......22
         SECTION 4.04.  Further Assurances....................................23
         SECTION 4.05.  Notification of Certain Matters.......................23
         SECTION 4.06.  Anti-Takeover Statutes; Rights Plan Amendment.........23
         SECTION 4.07.  The Osborn Acquisition................................23
         SECTION 4.08.  Nasdaq Quotation......................................24
         SECTION 4.09.  SEC and Other Filings.................................24
         SECTION 4.10.  Certificates of Designation...........................24

ARTICLE V.      CONDITIONS PRECEDENT..........................................24

         SECTION 5.01.  Conditions Precedent to the Obligations of
                        Each Party............................................24
         SECTION 5.02.  Conditions Precedent to the Obligations of
                        the Purchasers........................................25
         SECTION 5.03.  Conditions Precedent to the Obligations of
                        the Company...........................................27

ARTICLE VI.     POST-CLOSING COVENANTS AND AGREEMENTS.........................28
         SECTION 6.01.  Legends; Reservation of Shares........................28
         SECTION 6.02.  Board Composition.....................................28

                                                                            Page
                                                                            ----
         SECTION 6.03.  Standstill Agreement..................................31
         SECTION 6.04.  Right To Purchase Series C Preferred Shares...........32
         SECTION 6.05.  Issuance of Series B Notes In Connection With
                        Subsequent Acquisitions...............................35
         SECTION 6.06.  Company Shareholder Approval..........................39
         SECTION 6.07.  Tax Consistency.......................................40
         SECTION 6.08   Certain Veto Rights Applying After Company
                        Shareholder Approval..................................40
         SECTION 6.09   Certain Negative Covenants Relating to the
                        Series B-2 Preferred Shares, Series C-2 Preferred
                        Shares, Series A Notes and Series B Notes.............41

ARTICLE VII.    TERMINATION PRIOR TO CLOSING..................................48

         SECTION 7.01.  Termination of Agreement..............................48
         SECTION 7.02.  Effect of Termination.................................49

ARTICLE VIII.   SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                COVENANTS AND AGREEMENTS; INDEMNIFICATION.....................49

         SECTION 8.01.  Survival of Representations, Warranties,
                        Covenants and Agreements..............................49
         SECTION 8.02.  Indemnification.......................................50
         SECTION 8.03.  Conditions of Indemnification.........................51
         SECTION 8.04.  Other Claims..........................................53
         SECTION 8.05.  Remedies Cumulative...................................53

ARTICLE IX.     MISCELLANEOUS.................................................53

         SECTION 9.01.  Specific Performance..................................53
         SECTION 9.02.  Expenses, Etc.........................................53
         SECTION 9.03.  Execution in Counterparts.............................54
         SECTION 9.04.  Notices...............................................54
         SECTION 9.05.  Amendments and Waivers................................56
         SECTION 9.06.  Amendments, Supplements, Etc..........................56
         SECTION 9.07.  Entire Agreement......................................56
         SECTION 9.08.  Benefit of Agreement; Assignment......................56
         SECTION 9.09.  Governing Law.........................................57
         SECTION 9.10.  Jurisdiction and Venue................................57

                                                                            Page
                                                                            ----

         SECTION 9.11.  Severability..........................................58
         SECTION 9.12.  Publicity.............................................58
         SECTION 9.13.  Appointment of the Purchaser Representative...........58
         SECTION 9.14.  Interpretation........................................58

                         INDEX TO EXHIBITS AND SCHEDULES


    Exhibit      Description
    -------      -----------

       A         Form of Series B-1 Preferred Certificate of Designation
       B         Form of Warrant Agreement
       C         Form of Series B-2 Preferred Certificate of Designation
       D         Form of Senior Subordinated Note
       E         Form of Series C-1 Preferred Certificate of Designation
       F         Form of Series C-2 Preferred Certificate of Designation
       G         Form of Rights Plan Amendment
       H         Form of Opinion of Morrison & Hecker LLP
       I         Form of Registration Rights Agreement
       J         Form of Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol
       K         Form of Charter Amendment


    Schedule     Description
    --------     -----------

       I         Purchasers/Initial Securities

                             INDEX TO DEFINED TERMS

                 THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
                   DOES NOT CONSTITUTE A PART OF THE AGREEMENT


Term                                                    Reference
----                                                    ---------

"Additional Indebtedness"                               6.09(A)(1)(L)
"Additional Securities"                                 Recitals
"Additional Warrants"                                   Recitals
"Affiliate"                                             6.02(a)
"Ancillary Agreements"                                  2.04(a)
"Annual Report"                                         2.02(b)
"Approval Date"                                         6.06(a)
"Balance Sheet Date"                                    2.08
"Board Meeting"                                         2.04(b)
"Capitalized Lease Obligations"                         6.09(a)
"Charter Amendment"                                     6.06(a)
"ChoicePoint"                                           Recitals
"Closing"                                               1.02(a)
"Closing Date"                                          1.02(a)
"COBRA"                                                 2.17(c)
"Code"                                                  2.17(c)
"Co-Investors"                                          6.04(a)
"Company"                                               Recitals
"Company Common Stock"                                  2.03(a)
"Company Directors"                                     6.02(a)(iv)
"Company Group"                                         8.02(b)
"Company Preferred Stock"                               2.03(a)
"Company SEC Filings"                                   2.07
"Company Shareholder Approval"                          6.06(a)
"Company Shareholder Meeting"                           6.06(a)
"Company Stock Options"                                 2.03(b)
"Confidentiality Agreement"                             4.02(b)
"Conversion Shares"                                     2.04(b)
"Damages"                                               8.02
"Definitive Note Purchase Agreement"                    6.05(d)
"Disclosure Schedule"                                   Article II
"Disqualified Stock"                                    6.09(a)(ii)
"Employee Plan"                                         2.17(a)
"Environmental Event"                                   2.20
"Equity Offering"                                       6.04(b)
"ERISA"                                                 2.17(a)

"Exchange Act"                                          2.06
"Existing Indebtedness"                                 6.09(a)(i)(E)
"GAAP"                                                  2.08
"Governmental Body"                                     2.10
"HIPAA"                                                 2.17(c)
"Indebtedness"                                          6.09(a)
"Industrial Revenue Bonds"                              6.09(a)(i)(D)
"Initial Securities"                                    Recitals
"Initial Warrants"                                      Recitals
"In-the-Money Options"                                  6.04(d)
"In-the-Money Preferred Stock"                          6.04(d)
"IRB Indebtedness"                                      6.09(a)(i)(D)
"Jointly-Selected Director"                             6.02(a)(iv)
"Law"                                                   2.04(c)
"Leased Properties"                                     2.13
"Liens"                                                 2.02(b)
"Market Price"                                          6.04(d)
"Material Adverse Effect"                               2.01
"Material Customers"                                    2.18
"Material Contracts"                                    2.14
"Material Permits"                                      2.11
"Missouri Code"                                         2.25
"Mutual Approval"                                       6.05(d)
"Non-WCAS Directors"                                    6.02(a)(iv)
"Notes"                                                 6.09
"Order"                                                 2.04(c)
"Original Transaction"                                  6.04(e)
"Osborn"                                                Recitals
"Osborn Acquisition"                                    Recitals
"Osborn Acquisition Agreement"                          Recitals
"Osborn Acquisition Documents"                          4.07(c)
"Other Financing"                                       6.05(e)
"Parent"                                                Recitals
"Permitted Liens"                                       2.12
"Potential Acquisition"                                 6.05(a)
"Potential Acquisition Notice"                          6.05(a)
"Potential Acquisition Target"                          6.05(a)
"Prohibited Related Party Transactions"                 6.09(f)
"Proxy Statement"                                       6.06(b)
"Publicly-Available Contracts"                          2.14
"Purchaser Group"                                       8.02
"Purchaser Representative"                              9.13
"Purchaser"                                             Recitals
"Reference Date"                                        6.04(d)

"Registration Rights Agreement"                         5.02
"Related Party"                                         2.23
"Restricted Payments"                                   6.09(b)
"Restricted Period"                                     6.04(a)
"Returns"                                               2.16(a)
"Rights Plan Amendment"                                 5.02
"Rights Plan"                                           2.25
"SEC"                                                   2.07
"Securities Act"                                        2.03(b)
"Senior Credit Agreement Indebtedness"                  6.09(a)(i)(C)
"Senior Indebtedness"                                   6.09(a)(i)(D)
"Series A Notes"                                        Recitals
"Series B Notes"                                        Recitals
"Series B-1 Preferred Certificate of Designation"       Recitals
"Series B-2 Preferred Certificate of Designation"       Recitals
"Series B-1 Preferred Shares"                           Recitals
"Series B-2 Preferred Shares"                           Recitals
"Series B Note Transaction"                             6.05(b)
"Series C-1 Preferred Certificate of Designation"       Recitals
"Series C-2 Preferred Certificate of Designation"       Recitals
"Series C-1 Preferred Shares"                           Recitals
"Series C-2 Preferred Shares"                           Recitals
"Series C Preferred Transaction"                        6.04(a)
"Subsidiary"                                            2.02(a)
"Taxes"                                                 2.16(b)
"Taxing Authorities"                                    2.16(b)
"Third Party Claim"                                     8.03
"Transaction Expenses"                                  9.02
"Voting Agreement"                                      5.02
"Voting Securities"                                     6.03
"Warrant Agreement"                                     Recitals
"Warrant Certificate"                                   1.02(b)
"WCAS Cessation of Interest Notice"                     6.05(b)
"WCAS Directors"                                        6.02(a)(iv)
"WCAS"                                                  Recitals

          SECURITIES PURCHASE AGREEMENT dated as of August 31, 2001 among LABONE, INC., a Missouri corporation (the "Company"), WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership ("WCAS"), and the other persons named on Schedule I hereto under the heading "Purchasers" (together with WCAS, each individually a "Purchaser" and collectively the "Purchasers").

                              W I T N E S S E T H:
                               - - - - - - - - - -

          WHEREAS, the Company is a party to a Stock Purchase Agreement, dated as of August 31, 2001, by and among ChoicePoint Inc., a Georgia corporation ("Parent"), ChoicePoint Services Inc., a Georgia corporation and wholly-owned subsidiary of Parent ("ChoicePoint"), and the Company (the "Osborn Acquisition Agreement"), pursuant to which the Company has agreed to acquire from ChoicePoint (the "Osborn Acquisition") all of the issued and outstanding shares of capital stock of Osborn Group, Inc., a Delaware corporation and wholly-owned subsidiary of ChoicePoint ("Osborn");

          WHEREAS, in order to finance the Osborn Acquisition, the Company desires to issue and sell to the Purchasers on the Closing Date (as hereinafter defined), and the Purchasers desire to purchase from the Company on the Closing Date, for an aggregate purchase price of $50,000,000, (A)(1) an aggregate
14,000 shares of Series B-1 Cumulative Convertible Preferred Stock of the Company (the "Series B-1 Preferred Shares") having a stated value of $1,000 per share and a par value of $0.01 per share and the designation, powers, preferences and rights, and qualifications, limitations and restrictions, set forth in the form of certificate of designation attached as Exhibit A hereto (the "Series B-1 Preferred Certificate of Designation"), together with an aggregate 350,000 nominally-priced detachable common stock purchase warrants (the "Initial Warrants") issued pursuant to the terms hereof and governed by the Warrant Agreement, dated as of the date hereof, in the form attached as Exhibit B hereto (the "Warrant Agreement") and (2) an aggregate 21,000 shares of Series B-2 Cumulative Convertible Preferred Stock of the Company (the "Series B-2 Preferred Shares") having a stated value of $1,000 per share and a par value of $0.01 per share and the designation, powers, preferences and rights, and qualifications, limitations and restrictions, set forth in the form of certificate of designation attached as Exhibit C hereto (the "Series B-2 Preferred Certificate of Designation") and (B) $15,000,000 in aggregate principal amount of Series A Senior Subordinated Notes of the Company in the form attached as Exhibit D hereto (the "Series A Notes" and, together with the Series B-1 Preferred Shares, the Series B-2 Preferred Shares and the Initial Warrants, the "Initial Securities"), all on the terms and subject to the conditions set forth herein, including, without limitation, the consummation of the Osborn Acquisition on the terms and conditions set forth in the Osborn Acquisition Agreement;

          WHEREAS, as a condition to the Purchasers' willingness to enter into this Agreement and consummate the transactions contemplated hereby, the Company will agree herein not to issue certain additional equity or equity-linked securities for a period of three years following the Closing Date unless it first grants to WCAS the right to purchase, together with its Co-Investors (as hereinafter defined), up to an aggregate 15,000 shares of (A) if Company

Shareholder Approval (as hereinafter defined) has at the time of issuance been obtained, Series C-1 Cumulative Convertible Preferred Stock of the Company ("Series C-1 Preferred Shares") having a stated value of $1,000 per share and a par value of $0.01 per share and the designation, powers, preferences and rights, and qualifications, limitations and restrictions, set forth in the form of certificate of designation attached as Exhibit E hereto (the "Series C-1 Preferred Certificate of Designation") or (B) if Company Shareholder Approval has not been obtained at the time of issuance, Series C-2 Cumulative Convertible Preferred Stock of the Company ("Series C-2 Preferred Shares") having a stated value of $1,000 per share and a par value of $0.01 per share and the designation, powers, preferences and rights, and qualifications, limitations and restrictions, set forth in the form of certificate of designation attached as Exhibit F hereto ("Series C-2 Preferred Certificate of Designation"), all on the terms and subject to the conditions, limitations and exceptions set forth herein; and

          WHEREAS, the Company and WCAS desire to set forth in this Agreement the terms and conditions upon which the Company may agree to sell and WCAS may agree to purchase, together with its Co-Investors, up to $15,000,000 in aggregate principal amount of Series B Senior Subordinated Notes of the Company in the form attached as Exhibit D hereto (the "Series B Notes") together with certain additional nominally-priced detachable common stock purchase warrants (the "Additional Warrants" and together with the Series C-1 Preferred Shares, the Series C-2 Preferred Shares and the Series B Notes, the "Additional Securities") in order to finance future acquisitions by the Company that are approved by both the Board of Directors of the Company and WCAS;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                     PURCHASE AND SALE OF INITIAL SECURITIES
                       ON THE CLOSING DATE; PURCHASE PRICE

          SECTION 1.01. ISSUANCE, SALE AND DELIVERY OF THE INITIAL SECURITIES. Subject to the terms and conditions set forth herein, and in reliance on the mutual representations and warranties being made herein, on the Closing Date, the Company shall issue, sell and deliver to each Purchaser, and each Purchaser shall purchase from the Company, (1) the number of Series B-1 Preferred Shares, the number of Series B-2 Preferred Shares and the number of Initial Warrants set forth opposite the name of such Purchaser on Schedule I hereto and (2) a Series A Note in the aggregate principal amount set forth opposite the name of such Purchaser on Schedule I hereto. The Initial Securities shall be issued, sold and delivered as provided in Section 1.02(b). Notwithstanding anything to the contrary contained above, the respective obligations of the Purchasers to purchase the Initial Securities hereunder shall be several and not joint obligations except that WCAS shall be jointly and severally obligated, subject to the terms and conditions set forth herein, with each of the other Purchasers named on Schedule I hereto with respect to such other Purchaser's obligation to make full and prompt payment of the purchase price payable with respect to the Initial Securities being purchased by such Purchaser hereunder.

          SECTION 1.02. CLOSING. (a) Subject to the terms and conditions set forth herein, the issuance, sale and delivery of the Initial Securities contemplated by Section 1.01 (the "Closing") shall take place at the location of and concurrently with the closing of the Obsorn Acquisition, or at such other location and time and on such other date as the parties mutually agree (such date and time of Closing being herein called the "Closing Date"). Subject to the provisions of Article VII, failure to consummate the purchase and sale of the Initial Securities on the date and at the location and time determined pursuant to this Section 1.02(a) will not result in the termination of this Agreement.

          (b) Subject to the terms and conditions set forth in this Agreement, and concurrently with the consummation of the Osborn Acquisition, at the
Closing:

                    (i) The Company shall issue and deliver to each Purchaser, against payment of the purchase price therefor as set forth herein,
          (1) a stock certificate in definitive form, registered in the name of such Purchaser and evidencing the Series B-1 Preferred Shares being purchased by such Purchaser hereunder, (2) a stock certificate in definitive form, registered in the name of such Purchaser and evidencing the Series B-2 Preferred Shares being purchased by such Purchaser hereunder, (3) a definitive warrant certificate in the form attached as Exhibit A to the Warrant Agreement (each a "Warrant Certificate"), registered in the name of such Purchaser and evidencing the Initial Warrants being purchased by such Purchaser hereunder, and
          (4) a Series A Note, registered in the name of such Purchaser and evidencing the indebtedness of the Company to such Purchaser in connection with the purchase thereof;

                    (ii) As payment in full for the Initial Securities being purchased by such Purchaser hereunder, and against delivery of the certificates and promissory notes therefor as aforesaid, each Purchaser shall pay, by wire transfer of immediately available funds to an account of the Company designated in writing to the Purchaser Representative (as hereinafter defined) not less than two business days prior to the Closing Date, the sum set forth opposite the name of such Purchaser on Schedule I hereto under the heading "Total Purchase Price";

                    (iii) The Company shall pay to WCA Management Corporation, by wire transfer of immediately available funds to an account designated in writing to the Company not less than two business days prior to the Closing Date, a $500,000 advisory fee for services rendered in connection with the Osborn Acquisition;

                    (iv) The Company shall pay, by wire transfer of immediately available funds to an account or accounts designed in writing to the Company not less than two business days prior to the Closing Date, the Transaction Expenses (as hereinafter defined) incurred by the Purchasers, as contemplated by and in accordance with Section 9.02; and

                    (v) The parties hereto shall execute and/or deliver or cause to be executed and/or delivered each of the other documents, instruments, certificates, agreements and opinions contemplated by Sections 5.02 and 5.03 hereof.

          (c) All amounts received by the Company in respect of the issuance and sale of the Initial Securities pursuant to this Agreement shall be used solely to pay the purchase price for the Osborn Acquisition and/or to pay fees and expenses incurred in connection with the Osborn Acquisition and the transactions contemplated by this Agreement.


                                   ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

          Except as set forth in the disclosure schedule delivered by the Company to the Purchaser Representative prior to the execution and delivery of this Agreement (the "Disclosure Schedule"), and, in each case, making specific reference to the particular section of this Article II to which such exception is being taken, the Company represents and warrants to each Purchaser as follows:

          SECTION 2.01. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws (as hereinafter defined) of the State of Missouri. The Company has all requisite corporate power and corporate authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined). "Material Adverse Effect" means any change, event, condition, circumstance or effect (or aggregation of changes, events, conditions, circumstances and effects) that is or could reasonably be expected to be materially adverse to the business, assets, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole, other than any change, event, condition, circumstance or effect (i) relating to the economy or securities markets generally, (ii) relating to the industries in which the Company and its Subsidiaries operate and not specifically relating to or disproportionately affecting (relative to other industry participants) the Company and its Subsidiaries or (iii) resulting from the execution of, the announcement of, or the performance of this Agreement, or any change in the value of the Series B-1 Preferred Shares, Series B-2

Preferred Shares, Series A Notes or Company Common Stock (as hereinafter defined) resulting from such execution, announcement, or performance (but not including effects which were known to the Company on the date hereof and not disclosed to the Purchasers in violation of the representations and warranties contained in this Agreement). The Company has previously made available to the Purchaser Representative or the Purchasers' counsel complete and accurate copies of the minute books and the Articles of Incorporation and By-Laws of the Company, each as in effect on the date hereof. The Company is not in default in the performance, observance or fulfillment of any provision of its organizational documents.

          SECTION 2.02. INVESTMENTS AND COMMITMENTS; SUBSIDIARIES. (a) Except for the outstanding capital stock of its Subsidiaries, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any participating interest in the revenues or profits of any corporation, partnership, limited liability company, joint venture or other business enterprise. Except in connection with the Osborn Acquisition, the Company is not subject to any obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or other business enterprise that is not a wholly-owned Subsidiary of the Company. For purposes of this Agreement, with respect to the Company, the term "Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other business enterprise of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other Subsidiaries of the Company.

          (b) A complete and accurate list of each Subsidiary of the Company is set forth on Exhibit 21 to the Annual Report of the Company on Form 10-K for the year ended December 31, 2000 (as amended by Amendment No. 1 thereto, the "Annual Report"). Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has previously made available to the Purchaser Representative or the Purchasers' counsel complete and accurate copies of the minute books, stock ledgers, charter documents and By-Laws of each of its Subsidiaries, each as in effect on the date hereof. No such Subsidiary is in default in the performance, observance or fulfillment of any provision of such organizational documents. All of the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any liens, charges, pledges, security interests, mortgages, encum brances or adverse claims ("Liens"), and there are no proxies outstanding or restrictions on voting with respect to any such shares.

          SECTION 2.03. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $0.01 per share ("Company Common Stock"), and 3,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"), of which, as of the Closing Date (after the filing of the Series B-1 Preferred Certificate of Designation and the Series B-2 Preferred Certificate of Designation), 300,000, 45,000, and 30,000 shares will have been designated as Series A Preferred Stock, Series B-1 Cumulative Convertible Preferred Stock and Series B-2 Cumulative Convertible Preferred Stock, respectively. As of the date hereof, 10,788,310 shares of Company Common Stock are issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable. There are 2,271,710 shares of Company Common Stock held in the Company's treasury. As of the date hereof and as of the Closing Date (prior to the issuance, sale and delivery of the Initial Securities), there are and will be no shares of Company Preferred Stock issued or outstanding or held in the Company's treasury.

          (b) Except for (i) rights issued pursuant to and in accordance with the Rights Plan (as hereinafter defined), (ii) rights under this Agreement and the Ancillary Agreements (as hereinafter defined), (iii) warrants that have been included as exhibits to the Annual Report and (iv) options (the "Company Stock Options") to purchase shares of Company Common Stock granted pursuant to the Company's 1987 Long-Term Incentive Plan, 1997 Long-Term Incentive Plan, or 2001 Long-Term Incentive Plan, no subscription, warrant, option or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of the Company or any Subsidiary of the Company, or any stock appreciation or phantom stock right or similar arrangement, is authorized or outstanding and there is not any commitment of the Company or any Subsidiary of the Company to issue, or register under the Securities Act of 1933 (the "Securities Act"), any shares, warrants, options or other such rights or any securities convertible into or exchangeable for capital stock or to distribute to holders of any class of capital stock any evidences of indebtedness or assets. Neither the Company nor any Subsidiary of the Company has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

          SECTION 2.04. CORPORATE POWER AND AUTHORITY; AUTHORIZATION OF AGREEMENTS; NON-CONTRAVENTION. (a) The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, the Warrant Agreement, the Registration Rights Agreement (as hereinafter defined), the Rights Plan Amendment (as hereinafter defined), each Series A Note, each Warrant Certificate, and each other instrument, certificate, agreement and document to be executed and delivered by the Company at the Closing (such other instruments, certificates, agreements and documents, together with the Warrant Agreement, the Registration Rights Agreement, the Rights Plan Amendment, the Series A Notes, and the Warrant Certificates, collectively, the "Ancillary Agreements") and to perform its respective obligations hereunder and thereunder.

          (b) The execution and delivery of this Agreement and each Ancillary Agreement by the Company and the performance by the Company of its obligations hereunder and thereunder, including, the issuance, sale and delivery by the Company of the Initial Securities and the issuance and delivery by the Company of the shares of Company Common Stock or Series B-1 Preferred Shares, as applicable, issuable upon conversion or exercise of the Series B-1 Preferred Shares (including the shares underlying the Series B-2 Preferred Shares that would be issued if Company Shareholder Approval is obtained), the Series B-2 Preferred Shares and the Initial Warrants (the "Conversion Shares"), were approved by the Board of Directors of the Company at a meeting duly called and held on August 24, 2001 (the "Board Meeting"), and no other corporate proceedings on the part of the Company (including approval of its shareholders) are necessary to authorize this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (except to the extent that such transactions are expressly made subject to Company Shareholder Approval in this Agreement or in the Ancillary Agreements).

          (c) The execution and delivery of this Agreement and each Ancillary Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and thereby, including, the issuance, sale and delivery of the Initial Securities and the issuance and delivery of the Conversion Shares (including the shares that would be issued upon obtaining Company Shareholder Approval, subject, in the case of those transactions that have been expressly made subject to Company Shareholder Approval in this Agreement or in the Ancillary Agreements, to the Company obtaining such Company Shareholder Approval), will not, (i) violate or conflict with any provision of the Articles of Incorporation or By-Laws of the Company; (ii) violate or conflict with any foreign or domestic statute, law, doctrine, directive or guideline (whether or not having the force of law), ordinance, rule or regulation (each a "Law") or order, writ, judgment, decree, consent decree, injunction, award, settlement agreement, stipulation, ruling or subpoena (each an "Order") of any Governmental Body (as hereinafter defined) applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets; or (iii) result (with or without the giving of notice or the lapse of time or both) in any violation of or default under or loss of, or decrease (to the Company or to any Subsidiary of the Company) or increase (to any third party) in, any benefit under, or permit the acceleration, other modification or termination of any obligation under, any Material Permit (as hereinafter defined) or Material Contract (as hereinafter defined); or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien (as hereinafter defined) upon any of the material properties or assets of the Company or any Subsidiary of the Company, other than, in the cases of clauses (iii) and (iv) above, as set forth in Item 2.04(c) of the Disclosure Schedule.

          (d) The issuance, sale and delivery of the Initial Securities is not subject to any preemptive rights of shareholders of the Company or to any right of first refusal or other similar right in favor of any person. Upon the filing of the Series B-1 Preferred Certificate of Designation and the Series B-2 Preferred Certificate of Designation, the Series B-1 Preferred Shares (including those which are Conversion Shares) and the Series B-2 Preferred Shares will have been duly authorized by the Company, and, the Series B-1 Preferred Shares (including those which are Conversion Shares) and the Series B-2 Preferred Shares, when issued in accordance with the provisions of this Agreement or the Series B-2 Preferred Certificate of Designation, as applicable, will be validly issued, fully paid and nonassessable.

          (e) The Conversion Shares have been duly authorized by the Company and, when issued in accordance with the provisions of the Series B-1 Preferred Certificate of Designation, the Series B-2 Preferred Certificate of Designation or the Initial Warrants, as the case may be, the Conversion Shares will be validly issued, fully paid and nonassessable shares of Company Common Stock or Series B-1 Preferred Shares, as the case may be. The issuance and delivery of the Conversion Shares is not now, and upon conversion or exercise of the Series B-1 Preferred Shares (including those which are Conversion Shares), the Series B-2 Preferred Shares and/or the Initial Warrants will not be, subject to any preemptive rights of shareholders of the Company or to any right of first refusal or other similar right in favor of any person.

          (f) None of (A) the issuance, sale and delivery of the Series C-1 Preferred Shares and/or Series C-2 Preferred Shares pursuant to Section 6.04,
(B) the issuance, sale and delivery of the Series B Notes and the Additional Warrants pursuant to Section 6.05 or (C) the issuance and delivery of Series C-1 Preferred Shares upon conversion of any Series C-2 Preferred Shares issued pursuant to Section 6.04, are, or will be, subject to any preemptive rights of shareholders of the Company or to any right of first refusal or other similar right in favor of any person.

          SECTION 2.05. VALIDITY. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of the Ancillary Agreements, when executed and delivered by the Company as provided in this Agreement, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors rights generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (c) the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

          SECTION 2.06. GOVERNMENTAL APPROVALS. Subject to the accuracy of the representations and warranties of the Purchasers set forth in Article III hereof, no consent, approval, Order or authorization of, or registration, declaration or filing with, or other action by, any Governmental Body is required to be made or obtained by the Company in connection with the execution and delivery by the Company of this Agreement and the Ancillary Agreements and the performance by the Company of its obligations hereunder and thereunder, including, the issuance, sale and delivery of the Initial Securities and the issuance and delivery of the Conversion Shares, except (i) for the filing of the Series B-1 Preferred Certificate of Designation and the Series B-2 Preferred Certificate of Designation with the Secretary of State of the State of Missouri, (ii) filings pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), and (iii) filings of notices of sale under applicable federal and state securities laws.

          SECTION 2.07. SEC FILINGS. The Company has timely filed all forms, reports, schedules, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1998, including
(i) the Annual Report, (ii) the Quarterly Reports of the Company on Form 10-Q for the three months ended March 31, 2001 and the three months ended June 30, 2001 and (iii) the Proxy Statement on Schedule 14A relating to the Company's 2001 annual meeting of stockholders (collectively, the "Company SEC Filings"). The Company SEC Filings, including, all financial statements and schedules included therein, (i) were prepared in compliance with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a subsequent filing, on the date of that subsequent filing) and, in the case of any registration statement, at the time of effectiveness, and in the case of any proxy statement, at the time of mailing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.

          SECTION 2.08. FINANCIAL STATEMENTS. The consolidated financial statements of the Company included in the Company SEC Filings have been prepared in accordance with United States generally accepted accounting principles consistently applied and consistent with prior periods ("GAAP") and the published rules and regulations of the SEC applicable thereto, except, in the case of unaudited interim consolidated financial statements, as permitted by Form 10-Q adopted under the Exchange Act. The consolidated balance sheets of the Company included in the Company SEC Filings fairly present the financial position of the Company and its Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Company SEC Filings fairly present the results of operations of the Company and its Subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. Except for (A) liabilities or obligations that are accrued or reserved against in the Company's balance sheet as of June 30, 2001 (the "Balance Sheet Date") included in its Quarterly Report on Form 10-Q for the three months then ended, (B) contingent liabilities to the extent identified in the notes to the Company's financial statements contained in the Annual Report (as qualified by any subsequent inclusion of a liability, reserve or expense in the balance sheet as of June 30, 2001 included in its Quarterly Report on Form 10-Q for the three months then ended), (C) liabilities and obligations incurred subsequent to the Balance Sheet Date in the ordinary course of business and consistent with past practice and (D) obligations otherwise incurred in the ordinary course of business and consistent with past practice which are not required to be disclosed in accordance with GAAP, none of the Company or any of its Subsidiaries has any material liabilities or obligations (whether fixed, absolute, accrued, contingent, secured or unsecured, known or unknown or otherwise).

          SECTION 2.09. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for the Osborn Acquisition and except as set forth in Item 2.09 of the Disclosure Schedule, since the Balance Sheet Date (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice, (ii) neither the Company nor any Subsidiary of the Company has taken any of the actions described in Section 4.01, assuming that Section 4.01 had applied to the period since the Balance Sheet Date, or
(iii) no event has occurred which could reasonably be expected to have a Material Adverse Effect.

          SECTION 2.10. ACTIONS PENDING. Except (i) as set forth in Item 2.10 of the Disclosure Schedule or (ii) as disclosed in the Company SEC Filings made prior to the date hereof, there is no action, suit, hearing, investigation, proceeding or claim pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective properties or assets, by or before any court, arbitrator, arbitration board, tribunal or other judicial body or authority or administrative, governmental, quasi- governmental or regulatory body, authority or agency or securities exchange or association, including, the Nasdaq Stock Market ("Governmental Body"). None of the actions, suits, investigations, proceedings or claims set forth in Item 2.10 of the Disclosure Schedule, when taken together with all other similar actions, whether or not any or all of such actions are adversely determined, could reasonably be expected to have a Material Adverse Effect.

          SECTION 2.11. COMPLIANCE WITH LAW; MATERIAL PERMITS. Neither the Company nor any Subsidiary thereof is in default under or in violation of any Order to which the Company or any such Subsidiary or any of their respective properties or assets is or was subject or in violation, in any material respect, of any Laws to which the Company or any such Subsidiary is or was subject. The Company and its Subsidiaries possess all permits, authorizations, approvals, registrations, variances and licenses that are necessary for the Company and its Subsidiaries to own, use and maintain their material properties and assets used in or required for the conduct of the business of the Company and its Subsidiaries ("Material Permits"). Each Material Permit is in full force and effect, and no proceeding is pending or, to the knowledge of the Company, threatened, to suspend, revoke, limit or otherwise materially modify any Material Permit, and no actions have been taken or, to the knowledge of the Company, threatened, by any Governmental Body, in connection with the expiration or renewal of any Material Permit.

          SECTION 2.12. TITLE TO AND CONDITION OF PROPERTIES. (a) The Company and its Subsidiaries have good and valid title to all their material assets and properties, in each case free and clear of all Liens other than Liens permitted by Section 6.09(c)(A)-(F) hereof and (i) liens for taxes not yet due and payable, (ii) landlords' liens on fixtures and movable property located on premises leased by the Company or a Subsidiary in the ordinary course of business, (iii) purchase money security interests in real property or equipment hereafter acquired by the Company in the ordinary course of business, (iv) workman's, materialman's, warehouseman's and similar Liens arising by Law for obligations not yet delinquent, (v) zoning and planning restrictions, easements, permits and other restrictions or limitations affecting the use of such properties that do not materially detract from the value or materially impair the use of such properties, and (vi) minor imperfections of title, if any, not material in amount and not materially detracting from the value or materially impairing the use of the property subject thereto or materially impairing the operations or proposed operations of the Company and its Subsidiaries (the Liens described in clauses (i) and (vi) above being referred to herein as "Permitted Liens").

          (b) The assets, properties, contracts and rights of the Company and its Subsidiaries include all of the assets, properties, contracts and rights reasonably necessary for the conduct of the businesses of the Company and its Subsidiaries as now conducted. The Company and each of its Subsidiaries have maintained all of their material tangible assets in good and normal operating condition, ordinary wear and tear excepted, and all such material tangible assets are, in all material respects, adequate and suitable for the purposes for which they are presently used.

          SECTION 2.13. REAL PROPERTY. Except as disclosed in the Company SEC Filings made prior to the date hereof, neither the Company nor any of its Subsidiaries owns any real property. The Company and its Subsidiaries (i) have good and marketable title to all real property owned by them and (ii) a valid and enforceable leasehold interest in all of the material real property leased by them (the "Leased Properties"), in each case, free and clear of all Liens except for Permitted Liens. Each lease or other agreement relating to the Leased Properties is a valid and subsisting agreement, without any material default of the Company or any Subsidiary of the Company thereunder and, to the knowledge of the Company, without any material default thereunder of the other party or parties thereto.

          SECTION 2.14. CONTRACTS. Except for the contracts, licenses, leases, instruments and other commitments and agreements included as exhibits to or incorporated by reference as exhibits to the Annual Report or any other Company SEC Filing made subsequent to the filing of the Annual Report and prior to the date hereof ("Publicly-Available Contracts"), Item 2.14 of the Disclosure Schedule sets forth a complete and accurate listing of the following contracts, licenses, leases, instruments and other commitments and agreements (together with the Publicly-Available Contracts, the "Material Contracts"): (i) all contracts, instruments and other commitments and agreements relating to the borrowing of money, the granting of Liens or the extension of credit by or to the Company and/or its Subsidiaries, (ii) all employment, severance and other agreements with the officers and directors of the Company and its Subsidiaries,
(iii) all agreements between the Company and/or any Subsidiary of the Company, on the one hand, and any Material Customer, on the other hand, (iv) all joint venture agreements or other agreements providing for the sharing of revenues or payment of royalties by or to the Company and/or its Subsidiaries, (v) all agreements prohibiting, partially restricting, or otherwise limiting the ability of the Company and/or its Subsidiaries to conduct any business anywhere in the world, (vi) all agreements (other than the Osborn Acquisition Documents (as hereinafter defined)) relating to the acquisition or sale by the Company or any Subsidiary thereof of any company, business, division or other enterprise, whether in the form of stock purchase, asset acquisition, or otherwise and whether or not such acquisition or disposition was completed, (vii) all customer contracts involving the receipt by the Company and/or any of its Subsidiaries of more than $1,000,000 in any single year and all other contracts, licenses, leases, instruments and other commitments and agreements involving the payment or receipt by the Company and/or any of its Subsidiaries of more than $500,000 in any single year or $2,500,000 or more in the aggregate and (viii) all agreements to which the Company or any of its Subsidiaries is a party requiring the consent of any third party thereto to the consummation of the transactions contemplated hereby or by the Osborn Acquisition Agreement or having provisions which will be accelerated or otherwise affected by the consummation of such transactions. Each Material Contract is a valid and subsisting agreement, without any material default thereunder (with or without notice or the passage of time or both) of the Company or any Subsidiary thereof and, to the knowledge of the Company, without any material default (with or without notice or the passage of time or both) thereunder of the other party or parties thereto. The Company has not received notice of any cancellation or termination of, or of any threat to cancel or terminate, any Material Contract.

          SECTION 2.15. INTELLECTUAL PROPERTY; SOFTWARE. (a) The Company and its Subsidiaries own or have adequate right to use all of the patents, trademarks and trade names, trademark and trade name registrations, servicemarks, servicemark registrations and copyrights that are reasonably necessary to the conduct of their business. To the knowledge of the Company, (i) the Company and its Subsidiaries conduct their businesses without infringement or violation of any intellectual property rights of third parties, (ii) no third party is claiming that the conduct of the business of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates the intellectual property rights of such third party and (iii) no person is challenging, infringing, misappropriating or otherwise violating any intellectual property rights of the Company or any of its Subsidiaries.

          (b) To the knowledge of the Company, (i) the Company or a Subsidiary thereof either owns or has a valid license covering each copy of software used by the Company and its Subsidiaries, (ii) the use by the Company and its Subsidiaries of the software licensed by them from third parties complies in all material respects with the terms and conditions of such software licenses and
(iii) no use of any software by the Company or any of its Subsidiaries infringes upon or violates any intellectual property or contract right of any third party.

          SECTION 2.16. TAX MATTERS. (a) Except as disclosed in Item 2.16 of the Disclosure Schedule or in the Company SEC Filings made prior to the date hereof, the Company and its Subsidiaries have (i) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by them in respect of any Taxes (as hereinafter defined), all of which Returns were correct as filed (or as subsequently amended) and correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and its Subsidiaries as well as any Taxes required to be paid or collected by the Company and its Subsidiaries, (ii) timely paid or withheld all Taxes that are due and payable with respect to the Returns referred to in clause (i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements included in the Company SEC Filings made prior to the date hereof), (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries and (iv) complied with all applicable Laws relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Taxing Authorities (as hereinafter defined) when due all amounts required to be so withheld and paid over.

          (b) For purposes of this Agreement, "Taxes" shall mean (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid or received, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, custom duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such taxes (domestic or foreign) ("Taxing Authorities"), (ii) liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payments of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability with respect to the payment of any amounts described in (i) as a result of any express or implied obligation to indemnify any other person.

          (c) Except as disclosed in Item 2.16 of the Disclosure Schedule or in the Company SEC Filings made prior to the date hereof, no Returns of the Company or any of its Subsidiaries have been examined by any Taxing Authority.

          (d) Except as disclosed in Item 2.16 of the Disclosure Schedule or in the Company SEC Filings made prior to the date hereof, (i) no extensions of time have been granted to the Company or any of its Subsidiaries to file any Return,
(ii) no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and there have never been any, and no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are currently in progress or pending against the Company or any of its Subsidiaries with respect to any Taxes owed by the Company or any of its Subsidiaries, and (iii) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes owed by the Company or any of its Subsidiaries, has been executed by the Company or any of its Subsidiaries or on behalf of the Company or any of its Subsidiaries, nor are any requests for such waivers or consents pending.

          SECTION 2.17. EMPLOYEE BENEFIT PLANS. (a) As used herein, "Employee Plan" means any "employee benefit plan" (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), as well as any other plan, program or arrangement involving direct and indirect compensation, under which the Company or any Subsidiary of the Company has any present or future obligations or liability on behalf of its employees or former employees, contractual employees or their dependents or beneficiaries.

          (b) On or prior to the date hereof, the Company has delivered to the Purchaser Representative or its counsel accurate and complete copies of each of the following with respect to each of the Employee Plans, all to the extent applicable: (i) all plan documents and all amendments thereto, (ii) summary plan descriptions and summaries of modifications, (iii) trust documents, insurance contracts and other funding instruments, (iv) the two most recently prepared financial statements and actuarial reports, (v) the two most recent annual reports and (vi) determination letters received from the Internal Revenue Service.

          (c) Except as disclosed in Item 2.17 of the Disclosure Letter: (i) each of the Employee Plans sponsored by the Company or any Subsidiary of the Company that is qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service as to the qualification of such Employee Plan, and such letter has not been modified, revoked or limited by the failure to satisfy any condition thereof or by a subsequent amendment thereto, or failure to amend such Employee Plan; (ii) each Employee Plan has been operated and administered in accordance with its terms and is in compliance with ERISA, the Internal Revenue Code of 1986 (the "Code") and all other applicable Laws; (iii) all contributions due and payable in respect of any Employee Plan have been made in full and in proper form, or adequate accruals have been provided for in the most recent financial statements included in the Company SEC Filings made prior to the date hereof for such amounts; (iv) neither the Company nor any Subsidiary of the Company, nor to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to an Employee Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the Company or any Subsidiary of the Company to any tax or penalty imposed under Sections 4975 of the Code or Section 502 (i), (j) or (l) of ERISA; (v) each Employee Plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act ("HIPAA") has been maintained in compliance with COBRA and HIPAA, including all notice requirements, and no tax payable on account of Section 4980B or any other section of the Code has been or is expected to be incurred; (vi) neither the Company nor any Subsidiary of the Company is or ever has been obligated to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA, a "multiple employer plan" (within the meaning of Section 413 of the Code, or a defined benefit plan (within the meaning of Section 3(35) of ERISA;
(vii) with respect to any Employee Plan, there has not been any act or omission by the Company or any Subsidiary of the Company that has given rise to or could give rise to any fines, penalties or related charges under ERISA or the Code for which the Company or any Subsidiary of the Company could be liable; (viii) no claims, actions, suits or proceedings (other than routine benefit claims) are pending or, to the knowledge of the Company, threatened against or relating to any Employee Plan, or any fiduciary thereof, and to the knowledge of the Company, there is no basis for any such claim, action, suit or proceeding; (ix) the Company has timely deposited and transmitted all amounts withheld from employees for contributions or premium payments for each Employee Plan into the appropriate trusts or accounts; (x) each Employee Plan that allows loans to plan participants has been operated in accordance with its terms, the plan's written loan policy and all applicable laws; (xi) no individual who has been classified by the Company as a non-employee (such as an independent contractor, leased employee or consultant) shall have a claim against the Company for eligibility to participate in any Employee Plan, if such individual is later reclassified as an employee of the Company and (xii) no benefit payable or which may become payable by the Company pursuant to any Employee Plan shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

          SECTION 2.18. CUSTOMERS. Except as set forth in Item 2.18 of the Disclosure Schedule or as disclosed in the Company SEC Filings made prior to the date hereof, since January 1, 2000, neither the Company nor any Subsidiary of the Company has lost, and the Company has not been notified that either the Company or any of its Subsidiaries will lose or suffer material diminution in any relationship with any customer that was one of the Company's and its Subsidiaries' largest 25 customers (determined on the basis of revenues) for the twelve months ended June 30, 2001 ("Material Customers").

          SECTION 2.19. LABOR MATTERS. Neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining or union agreement, and no such agreement is or has been applicable to any of their employees. There are no labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the knowledge of the Company, threatened against the Company or any Subsidiary thereof. There are no labor unions or other organizations representing or purporting to represent any employees of the Company or any of its Subsidiaries and there are not any organizational efforts being made or, to the knowledge of the Company, threatened involving any of such employees. There are no material controversies between the Company or any of its Subsidiaries, on the one hand, and any of their respective employees, leased employees or independent contractors, on the other hand, and (ii) the Company and its Subsidiaries have complied in all material respects with all Laws relating to the hiring and retention of employees, leased employees and independent contractors including those relating to wages, hours, equal opportunity, collective bargaining and the withholding and payment of social security and other taxes.

          SECTION 2.20. ENVIRONMENTAL MATTERS. The Company and each Subsidiary of the Company conducts its business in material compliance with all applicable environmental Laws, and neither the Company nor any Subsidiary thereof has received notice of any claim, action, suit, proceeding, hearing or investigation based upon or related to the manufacture, pro-cessing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (each, an "Environmental Event") by or on behalf of the Company or any Subsidiary of the Company. To the knowledge of the Company, no notice of any Environmental Event was given to any person or entity that occupied any of the premises occupied or used by the Company or any Subsidiary thereof prior to the date such premises were so occupied by the Company or such Subsidiary. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary of the Company or, to the knowledge of the Company, any agent thereof, has disposed of or placed on or in any real property, any waste materials or hazardous substances in violation of any environmental Law.

          SECTION 2.21. INSURANCE COVERAGE. The insurance coverage maintained by the Company and its Subsidiaries is customary and adequate for corporations of similar size engaged in the same business as the Company and its Subsidiaries. The Company and its Subsidiaries have paid all premiums due under all insurance policies maintained by them. All such insurance policies are in full force and effect and no notice of termination or cancellation or denial of coverage has been received in respect thereof.

          SECTION 2.22. OFFERING OF THE SECURITIES. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Article III hereof, neither the Company nor any person acting on the Company's behalf has taken or will take any action (including, without limitation, any offer, issuance or sale of any securities of the Company under circumstances which might require the integration of such transactions with the sale of the Initial Securities) which would subject the offering, issuance or sale of the Initial Securities to the Purchasers pursuant to this Agreement to the registration provisions of the Securities Act.

          SECTION 2.23. RELATED-PARTY TRANSACTIONS. Except as disclosed in the Company SEC Filings made prior to the date hereof, there are no existing arrangements or proposed transactions between the Company or any Subsidiary thereof, on the one hand, and any other person or entity (each a "Related Party") on the other hand, that the Company would be required to disclose pursuant to Item 404 of Regulation S-K of the SEC if a proxy statement of the Company were required to be filed on or as of the date hereof.

          SECTION 2.24. PROXY STATEMENT. The Proxy Statement (as hereinafter defined) will not at the time of mailing thereof or at the time of the Company Shareholder Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is being made by the Company with respect to statements made therein based solely on information supplied by the Purchasers and their representatives for inclusion in the Proxy Statement. The Proxy Statement will comply as to form with the applicable provisions of the Exchange Act.

          SECTION 2.25. ANTI-TAKEOVER STATUTES AND CERTAIN CHARTER PROVISIONS; RIGHTS PLAN. The approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby by the Board of Directors of the Company at the Board Meeting is sufficient to render inapplicable to (A) the issuance and delivery of the Initial Securities, the Conversion Shares, the Additional Securities, and any securities issuable upon conversion or exercise of the Additional Securities, and the Purchaser's ownership and voting of such securities, the provisions of Section 351.459 of the General and Business Corporation Law of the State of Missouri (the "Missouri Code") and (B) the issuance and delivery of the Initial Securities, the Conversion Shares, the Additional Securities, and any securities issuable upon conversion or exercise of the Additional Securities, the provisions of Article X of the Articles of Incorporation of the Company. Upon the adoption and effectiveness of the Rights Plan Amendment, the provisions of the Rights Agreement dated as of February 11, 2000 between the Company and American Stock Transfer & Trust Company (the "Rights Plan") will be rendered inapplicable to the issuance and delivery of the Initial Securities, the Conversion Shares, the Additional Securities to the Purchasers, and any securities issuable upon conversion or exercise of the Additional Securities. Section 351.407 of the Missouri Code is not applicable to the issuance and delivery of the Initial Securities, the Conversion Shares, the Additional Securities, and any securities issuable upon conversion or exercise of the Additional Securities and the Purchasers' ownership and voting of such securities.

          SECTION 2.26. OSBORN ACQUISITION AGREEMENT. All representations and warranties made by the Company in or pursuant to the Osborn Acquisition Agreement are true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of the closing date of the Osborn Acquisition.

          SECTION 2.27. COMPLETENESS OF DISCLOSURE. No representation, warranty or statement by the Company in this Agreement or in any Ancillary Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances in which they were made, not misleading.

          SECTION 2.28. BROKERS. All negotiations relative to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on by the Company directly with the Purchasers, without the intervention of any other person on behalf of the Company in such manner as to give rise to any valid claim by any other person for a finder's fee, advisory fee, investment banking fee, brokerage commission or similar payment.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASERS

          Each Purchaser, severally and not jointly, represents and warrants to the Company as follows, except that WCAS shall be jointly and severally liable with each other Purchaser with respect to the representations and warranties of each such Purchaser:

          SECTION 3.01. ORGANIZATION AND AUTHORITY. WCAS is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Purchasers has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform such Purchaser's respective obligations hereunder the thereunder.

          SECTION 3.02. AUTHORIZATION. The execution, delivery and performance by such Purchaser of this Agreement and the Ancillary Agreements to which such Purchaser is a party have been duly authorized by all requisite action on the part of such Purchaser and will not violate any provision of Law or any Order applicable to such Purchaser, the charter, limited partnership agreement or other governing documents of such Purchaser, if any, or any provision of any material indenture, agreement or other instrument by which such Purchaser or any of such Purchaser's properties or assets are bound, or conflict with, result in a breach of or constitute (with or without due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument.

          SECTION 3.03. VALIDITY. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(b) the remedy of specific performance and injunctive and other terms of equitable relief may be subject to equitable defenses and the discretion of the court before which a proceeding therefor may be brought. Each of the Ancillary Agreements to which such Purchaser is a party, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally, (b) the remedy of specific performance and injunctive and other terms of equitable relief may be subject to equitable defenses and the discretion of the court before which a proceeding therefor may be brought and (c) the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

          SECTION 3.04. INVESTMENT REPRESENTATIONS. (a) Such Purchaser is acquiring the Initial Securities being purchased by such Purchaser hereunder for such Purchaser's own account, for investment, and not with a view toward the resale or distribution thereof.

          (b) Such Purchaser understands that such Purchaser must bear the economic risk of such Purchaser's investment for an indefinite period of time, because the Initial Securities are not and, when issued, the Conversion Shares will not be registered under the Securities Act or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Purchaser also understands that, except as provided in the Registration Rights Agreement, it is not contemplated that any registration will be made under the Securities Act to permit resale of the Initial Securities or the Conversion Shares.

          (c) Such Purchaser is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of the investment in the Initial Securities being purchased hereunder for an indefinite period of time. Such Purchaser further acknowledges that such Purchaser has had the opportunity to ask questions of, and receive answers from, officers of the Company with respect to the business and financial condition of the Company and the terms and conditions of the purchase and sale of the Initial Securities and to obtain additional information necessary to verify such information to the extent that the Company can acquire it without unreasonable effort or expense.

          (d) Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of its investment in the Initial Securities. Such Purchaser further represents that such Purchaser, is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act with respect to its purchase of the Initial Securities, and that any such Purchaser that is a limited partnership or other entity has not been formed solely for the purpose of purchasing the Initial Securities.

          SECTION 3.05. GOVERNMENTAL APPROVALS. No registration or filing with, or consent or approval of, or other action by, any Governmental Body is or will be necessary by such Purchaser for the valid execution, delivery and performance by such Purchaser of this Agreement.

          SECTION 3.06. INFORMATION SUPPLIED. None of the written information supplied by any Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will at the time of filing or mailing thereof or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          SECTION 3.07. OWNERSHIP OF CAPITAL STOCK OF THE COMPANY. The Purchasers do not beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) any securities of the Company. No Purchaser shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any security of the Company prior to the Closing. For purposes of this
Section 3.07 only, neither the execution, delivery or performance of this Agreement nor the execution, delivery or performance of the Voting Agreement (as hereinafter defined) shall be deemed to give rise to any beneficial ownership of securities by the Purchasers.


                                   ARTICLE IV.

                            COVENANTS OF THE PARTIES
                               PENDING THE CLOSING

          SECTION 4.01. CONDUCT OF THE COMPANY'S BUSINESS. Except as otherwise agreed to in writing by the Purchaser Representative on behalf of the Purchasers subsequent to the date hereof, or as otherwise set forth in Item 4.01 of the Disclosure Schedule or as expressly contemplated hereby, at all times between the date hereof and the Closing Date, the Company shall, and shall cause each of its Subsidiaries to:

               (a) operate its business only in the usual, regular and ordinary manner and on a basis consistent with past practice, and use its commercially reasonable efforts to preserve its current business organization, keep available the services of its officers and employees and preserve its present relationships with its customers and suppliers and all other persons with which it has material business dealings;

               (b) maintain its material assets and properties in good repair, order and condition, reasonable wear and tear excepted;

               (c) maintain its books of account and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and use its commercially reasonable efforts to comply in all material respects with all Laws applicable to it and perform all of its material contractual obligations without default;

               (d) not amend its Articles or Certificate of Incorporation or By-Laws;

               (e) not change the character of its business in any manner;

               (f) not incur any material obligation, debt or liability of any kind or nature whatsoever (whether fixed, absolute, accrued, contingent, secured or unsecured, known or unknown or otherwise, and whether due or to become due), except in the ordinary course of business and consistent with past practice;

               (g) not discharge or satisfy any material Lien or pay any material obligation, debt or liability of any kind or nature whatsoever (whether fixed, absolute, accrued, contingent, secured or unsecured, known or unknown or otherwise, and whether due or to become due), other than payments of obligations, debts or liabilities in the ordinary course of business and consistent with past practice;

               (h) not mortgage, pledge or subject to any Lien (other than Permitted Liens) any of its material assets or properties;

               (i) not transfer, lease or otherwise dispose of any of its material assets or properties except for fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquire any material assets or properties;

               (j) other than distributions by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company, not declare, set aside or pay any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its capital stock or split, combine, reclassify or otherwise similarly change its capital stock or authorize the creation or issuance of, or, other than in connection with the issuance or exercise of Company Stock Options, issue or sell any of its capital stock or any securities or obligations convertible into or exchangeable therefor, or give any person any right to acquire any of its capital stock;

               (k) not make any loan or investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any other partnership, corporation or other entity;

               (l) not cancel or compromise any material debt or claim, except in the ordinary course of business and consistent with past practice;

               (m) not waive or release any rights of material value or surrender or cause to be revoked or otherwise terminated any Material Permit;

               (n) not transfer or grant any material rights under or with respect to any material intellectual property, or permit any license, permit or other form of authorization relating to any material intellectual property to lapse;

               (o) not make or grant any wage, salary or benefit increase or bonus payment applicable to any group or classification of employees generally, enter into or amend in any material respect the terms of any employment contract with, or make any material loan to, or grant any severance benefits to, or enter into or amend in any material respect the terms of any material transaction of any other nature with, any officer, director, employee or Related Party;

               (p) not enter into any contract, agreement, license or lease which involves payments by the Company or any of its Subsidiaries in excess of $200,000 per annum or $750,000 in the aggregate;

               (q) not enter into any other transaction, contract or commitment, except in the ordinary course of business and consistent with past practice;

               (r) not take any action, enter into any transaction or make any agreement or commitment, or knowingly permit any event to occur, which would result in (A) any of the representations or warranties of the Company contained in Article II of this Agreement not being true and correct in any material respect at and as of the time immediately after the occurrence of such action, transaction or event or on the Closing Date or (B) any of the conditions precedent set forth in
          Article V not being satisfied at Closing; or

               (s) not agree to take or enter into any agreement or commitment to take any of the actions prohibited by clauses (a)-(r) of this
          Section 4.01.

          SECTION 4.02. ACCESS TO INFORMATION CONCERNING THE COMPANY AND ITS SUBSIDIARIES. (a) Between the date of this Agreement and the Closing Date, the Company shall afford, and shall cause its Subsidiaries to afford, the representatives of the Purchasers reasonable access during normal business hours to the offices, facilities, books and records of the Company and its Subsidiaries and the opportunity to discuss the affairs of the Company and its Subsidiaries with the officers, employees, accountants, customers, suppliers and landlords of the Company and its Subsidiaries familiar therewith. Any investigation pursuant to this Section 4.02 shall be conducted in a manner that does not unreasonably interfere with the conduct of business by the Company and its Subsidiaries.

          (b) Except as required by Law, the Purchasers shall hold, and will cause their respective officers, employees, partners, representatives and agents to hold, any confidential information obtained by them in accordance with the terms and conditions of the letter agreement dated May 3, 2001 between the Company and WCAS (the "Confidentiality Agreement").

          (c) No investigation pursuant to this Section 4.02 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the transactions contemplated hereby.

          SECTION 4.03. AUTHORIZATIONS, CONSENTS, WAIVERS AND APPROVALS. Between the date hereof and the Closing Date, the Company shall use its commercially reasonable efforts to promptly apply for and seek to obtain and to make, and cause its Subsidiaries to promptly apply for and seek to obtain and to make, all authorizations, consents, waivers and approvals and all notices, filings and registrations required, or reasonably requested by the Purchaser Representative, in connection with the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements and the Osborn Acquisition Documents.

          SECTION 4.04. FURTHER ASSURANCES. Between the date hereof and the Closing Date, subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

          SECTION 4.05. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Purchaser Representative of (i) the occurrence, or failure to occur, of any event that would cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to Closing Date and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder prior to the Closing. No notice pursuant to this Section 4.05 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the transactions contemplated hereby.

          SECTION 4.06. ANTI-TAKEOVER STATUTES; RIGHTS PLAN AMENDMENT. The Company shall (i) take all action necessary to ensure that no "business combination", "fair price," "control share acquisition" or other similar anti-takeover statute or regulation, including the provisions of Sections
351.407 and 351.459 of the Missouri Code, is or becomes applicable to the issuance and delivery of the Initial Securities or any Conversion Shares or any of the other transactions contemplated by this Agreement or the Ancillary Agreements (including any Series C Preferred Transaction or Series B Note Transaction) or to the ownership or voting of any of such securities (including any securities issued in any Series C Preferred Transaction or Series B Note Transaction) and (ii) if any such anti-takeover statute or similar statute or regulation becomes applicable to any of such transactions or to the ownership or voting of any of such securities, take all action necessary to ensure that each of such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Ancillary Agreements and otherwise to minimize the effect of such statute or regulation on such transactions and the ownership and voting of such securities. Prior to the Closing Date, the Company shall cause the Rights Plan Amendment to be executed and delivered by the parties thereto and become effective in accordance with its terms.

          SECTION 4.07. THE OSBORN ACQUISITION. (a) The Company shall use its commercially reasonable efforts to cause Parent, ChoicePoint and Osborn to afford the representatives of the Purchasers reasonable access during normal business hours to the offices, facilities, books and records of Osborn and its subsidiaries and the opportunity to discuss the affairs of Osborn and its subsidiaries with the officers, employees, accountants, customers, suppliers and landlords of Osborn and its subsidiaries familiar therewith.

          (b) The Company shall given prompt notice to the Purchaser Representative of the occurrence of any event (that with or without the passage of time or the giving of notice) constitutes a default or event of default of any party under the Osborn Acquisition Agreement.

          (c) Prior to the Closing, the Company shall not, without the prior written consent of the Purchaser Representative, amend, supplement or modify the terms and conditions of, or waive any of its rights or closing conditions under, the Osborn Acquisition Agreement or any other agreement or instrument entered into or to be entered into in connection with the Osborn Acquisition (together with the Osborn Acquisition Agreement, the "Osborn Acquisition Documents"). True and correct copies of the Osborn Acquisition Documents (as in effect on the date hereof) have been delivered to the Purchaser Representative and to the Purchasers' counsel.

          (d) The Company shall keep the Purchaser Representative informed of, and consult with it on a prompt and regular basis on, all matters and developments regarding the Osborn Acquisition.

          SECTION 4.08. NASDAQ QUOTATION. The Company shall use all commercially reasonable efforts to cause the Conversion Shares that are Company Common Stock to be authorized for quotation on the Nasdaq Stock Market, subject only to official notice of issuance thereof.

          SECTION 4.09. SEC AND OTHER FILINGS. The Company shall promptly provide the Purchaser Representative and the Purchasers' counsel with copies of all filings made or to be made by the Company with the SEC or any other Governmental Body in connection with this Agreement or the Osborn Acquisition Agreement and the transactions contemplated hereby and thereby and a reasonable opportunity to comment thereon.

          SECTION 4.10. CERTIFICATES OF DESIGNATION. Prior to the Closing, the Company shall cause to be filed with the Secretary of State of the State of Missouri the Series B-1 Preferred Certificate of Designation and the Series B-2 Preferred Certificate of Designation pursuant to and in accordance with the Missouri Code.


                                   ARTICLE V.

                              CONDITIONS PRECEDENT

          SECTION 5.01. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY. The obligation of each party hereto to consummate the purchase and sale of the Initial Securities at Closing is subject to the satisfaction, on or before the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by the Purchaser Representative on behalf of the Purchasers, on the one hand, or the Company, on the other hand:

          (a) No Legal Prohibition. No injunction or other Order of any court or other Governmental Body of competent jurisdiction nor any Law shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. No legal action or proceeding shall have been instituted by or before any Governmental Body that seeks to restrain, prohibit, invalidate or otherwise materially affect the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

          (b) Osborn Acquisition. Simultaneously with the Closing hereunder, the Osborn Acquisition shall have been consummated in accordance with the terms of the Osborn Acquisition Documents and all applicable Laws, without the giving of any waivers by the Company (unless such waivers were approved with the written consent of the Purchaser Representative), and the Company shall have so certified to the Purchasers in writing.

          SECTION 5.02. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASERS. The obligation of each Purchaser to consummate the purchase and sale of the Initial Securities at Closing is subject to the satisfaction, on or before the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by the Purchaser Representative on behalf of all of the Purchasers:

          (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The representations and warranties of the Company set forth in Article II of this Agreement that are qualified with reference to a Material Adverse Effect or otherwise qualified by reference to materiality shall be true and correct in all respects and all representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date with the same force and effect as if made on the Closing Date (except that representations and warranties made as of a particular date shall be true and correct as of such date), and the Company shall have so certified to the Purchasers in writing.

          (b) PERFORMANCE. The Company shall have performed and complied in all material respects with all agreements and conditions contained herein that are required to be performed or complied with by it prior to or on the Closing Date, and the Company shall have so certified to the Purchasers in writing.

          (c) ALL PROCEEDINGS TO BE SATISFACTORY. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the Osborn Acquisition Documents shall have been taken or obtained by the Company, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser Representative and the Purchasers' counsel.

          (d) NO MATERIAL ADVERSE CHANGE. There shall not have occurred since the Balance Sheet Date any event which could reasonably be expected to have a Material Adverse Effect, and the Company shall have so certified to the Purchasers in writing.

          (e) CONSENTS AND APPROVALS. All authorizations, consents, waivers and approvals required in connection with the execution, delivery and performance of this Agreement and each Ancillary Agreement, including, without limitation, all such authorizations, consents, waivers and approvals indicated as being so required in Item 2.04(c) and Item 2.06 of the Disclosure Schedule, shall have been duly obtained and shall be in form and substance reasonably satisfactory to the Purchaser Representative and the Purchasers' counsel.

          (f) RIGHTS PLAN AMENDMENT. The Rights Plan shall have been amended by an amendment thereto in the form of Exhibit G hereto (the "Rights Plan Amendment") and such amendment shall be in full force and effect.

          (g) CERTIFICATES OF DESIGNATION. The Series B-1 Preferred Certificate of Designation and the Series B-2 Preferred Certificate of Designation shall have each been filed in accordance with the Articles of Incorporation of the Company and the Missouri Code.

          (h) OPINION OF COUNSEL. The Purchasers shall have received the opinion of Morrison & Hecker LLP, counsel to the Company, dated the Closing Date and substantially in the form of Exhibit H hereto.

          (i) REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and delivered a counterpart to the Registration Rights Agreement in the form attached as Exhibit I hereto (the "Registration Rights Agreement").

          (j) WARRANT AGREEMENT. The Company shall have executed and delivered a counterpart to the Warrant Agreement.

          (k) VOTING AGREEMENT. The Voting Agreement, dated as of the date hereof, between WCAS and the Stockholders (as defined therein) (the "Voting Agreement") shall have been executed and delivered by the parties thereto (other than WCAS) and shall be in full force and effect.

          (l) QUOTATION OF COMPANY COMMON STOCK. The Conversion Shares that are Company Common Stock shall have been authorized for quotation on the Nasdaq Stock Market, subject only to official notice of issuance thereof.

          (m) SUPPORTING DOCUMENTS. The Purchaser Representative or the Purchasers' counsel shall have received copies of the following supporting documents:

               (i) (A) the Articles of Incorporation of the Company certified as of a recent date by the Secretary of State of the State of Missouri and (B) a certificate of such Secretary of State as to the due incorporation, existence and good standing of the Company and listing all documents on file with said official;

               (ii) a certificate of the Secretary of the Company dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the By-Laws of the Company as in effect on the date of such certification and (B) other than the filing of the Series B-1 Preferred Certificate of Designation and the Series B-2 Preferred Certificate of Designation, that the Articles of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above;

               (iii) certified copies of (A) all resolutions of the Board of Directors of the Company relating to this Agreement, the Ancillary Agreements, the Osborn Acquisition Documents and the transactions contemplated hereby and thereby and (B) the Osborn Acquisition Documents; and

               (iv) such additional officer's and secretary's certificates with respect to the Company and its Subsidiaries and other supporting documents and information with respect to the operations and affairs of such entities as the Purchaser Representative or the Purchasers' counsel may reasonably request.

All such documents shall be reasonably satisfactory in form and substance to the Purchaser Representative and the Purchasers' counsel.

          SECTION 5.03. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the purchase and sale of the Initial Securities at Closing is subject to the satisfaction, on or before the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by the Company:

          (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The representations and warranties of the Purchasers set forth in Article III of this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as if made on the Closing Date, and the Purchasers shall have so certified to the Company in writing.

          (b) PERFORMANCE. The Purchasers shall have performed and complied in all material respects with all agreements and conditions contained herein that are required to be performed or complied with by them prior to or on the Closing Date, and the Purchasers shall have so certified to the Company in writing.

          (c) OPINION OF COUNSEL. The Company shall have received the opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to the Purchasers, dated the Closing Date and substantially in the form of Exhibit J hereto.

          (d) REGISTRATION RIGHTS AGREEMENT. Each Purchaser shall have executed and delivered a counterpart to the Registration Rights Agreement.


                                   ARTICLE VI.

                      POST-CLOSING COVENANTS AND AGREEMENTS

          SECTION 6.01. LEGENDS; RESERVATION OF SHARES. (a) So long as applicable, each certificate representing Initial Securities or Conversion Shares shall contain, in addition to any legend required under the Rights Plan, the following legend:


          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH OTHER SECURITIES LAWS OR UNLESS EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS ARE APPLICABLE WITH RESPECT TO SUCH DISPOSITION."

          (b) So long as any of the Initial Securities remain outstanding, the Company shall at all times keep reserved for issuance upon the conversion of the Series B-1 Preferred Shares (including on an as-converted basis (assuming Company Shareholder Approval is obtained) all outstanding Series B-2 Preferred Shares) and/or the exercise of the Initial Warrants, a sufficient number of shares of Company Common Stock to satisfy its obligations to issue Conversion Shares under the Series B-1 Preferred Certificate of Designation and the Initial Warrants. So long as any of the Series B-2 Preferred Shares remain outstanding, the Company shall at all times keep reserved for issuance upon conversion of the Series B-2 Preferred Shares, a sufficient number of Series B-1 Preferred Shares to satisfy its obligation to issue Conversion Shares under the Series B-2 Preferred Certificate of Designation.

          SECTION 6.02. BOARD COMPOSITION. (a) Subject to the provisions of Sections 6.02(b) and 6.02(d):

                    (i) So long as the Purchasers and their respective Affiliates beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act) Series B-1 Preferred Shares, Series B-2 Preferred Shares and/or Conversion Shares which represent 50% or more of the shares of Company Common Stock purchased hereunder on the

          Closing Date (determined on an as-converted basis assuming conversion of all Series B-2 Preferred Shares into Series B-1 Preferred Shares upon Company Shareholder Approval and conversion of all Series B-1 Preferred Shares (including those which are Conversion Shares) into Company Common Stock), the Purchaser Representative shall have the right to nominate for election on behalf of the Purchasers and such Affiliates three directors to serve on the Company's Board of Directors.

                    (ii) So long as the Purchasers and their respective Affiliates beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act) Series B-1 Preferred Shares, Series B-2 Preferred Shares and/or Conversion Shares which represent 25% or more (but less 50%) of the shares of Company Common Stock purchased hereunder on the Closing Date (determined on an as-converted basis assuming conversion of all Series B-2 Preferred Shares into Series B-1 Preferred Shares upon Company Shareholder Approval and conversion of all Series B-1 Preferred Shares (including those which are Conversion Shares) into Company Common Stock), the Purchaser Representative shall have the right to nominate for election on behalf of the Purchasers and such Affiliates two directors to serve on the Company's Board of Directors.

                    (iii) So long as the Purchasers and their respective Affiliates beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act) Series B-1 Preferred Shares, Series B-2 Preferred Shares and/or Conversion Shares and such shares represent less than 25% (but more than 5%) of the shares of Company Common Stock purchased hereunder on the Closing Date (determined on an as-converted basis assuming conversion of all Series B-2 Preferred Shares into Series B-1 Preferred Shares upon Company Shareholder Approval and conversion of all Series B-1 Preferred Shares (including those which are Conversion Shares) into Company Common Stock), the Purchaser Representative shall have the right to nominate for election on behalf of the Purchasers and such Affiliates one director to serve on the Company's Board of Directors.

                    (iv) So long as the Purchasers and their respective Affiliates beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act) at least 5% of the shares of Company Common Stock purchased hereunder (determined on an as-converted basis assuming conversion of all Series B-2 Preferred Shares into Series B-1 Preferred Shares upon Company Shareholder Approval and conversion of all Series B-1 Preferred Shares (including those which are Conversion Shares) into Company Common Stock, in addition to the right to nominate for election directors under clause (i), (ii) or (iii) above, as applicable (the directors so nominated, the "WCAS Directors" and the other members of the Board of Directors of the Company (other than the Jointly-Selected Director (as hereinafter defined)), the "Company Directors"), one of the members of the Board of Directors of the Company not nominated by the Purchaser Representative pursuant to clause (i), (ii) or (iii) above, as applicable, shall be a person mutually agreed upon by the Purchaser Representative and the Company Directors (the "Jointly-Selected Director" and together with the Company Directors, the "Non-WCAS Directors").

The term "Affiliate" when used herein shall have the meaning provided in Rule 501(b) promulgated under the Securities Act.

          (b) Notwithstanding anything to the contrary contained in Section 6.02(a) above, until such time as Company Shareholder Approval has been obtained, but only so long as the Purchasers and their respective Affiliates beneficially own (determined in accordance with Rule 13d-3 under the Exchange
Act) at least 5% of the shares of Company Common Stock purchased hereunder (determined on an as-converted basis assuming conversion of all Series B-2 Preferred Shares into Series B-1 Preferred Shares upon Company Shareholder Approval and conversion of all Series B-1 Preferred Shares (including those which are Conversion Shares) into Company Common Stock, the Purchaser Representative shall have the right to nominate on behalf of the Purchasers and such Affiliates one director to serve on the Board of Directors of the Company (it being understood that (x) until Company Shareholder Approval is obtained, the provisions of this Section 6.02(b) and not the provisions of Section 6.02(a) shall govern and (y) once Company Shareholder Approval is obtained, the provisions of this Section 6.02(b) shall no longer be of any force or effect and the provisions of Section 6.02(a) shall govern).

          (c) For so long as the Purchaser Representative is entitled to nominate directors to serve on the Board of Directors of the Company on behalf of the Purchasers and their Affiliates under the provisions of Section 6.02(a) or 6.02(b), the Company shall, (i) in connection with any vote or meeting of stockholders of the Company at which directors are to be elected, nominate the nominees of the Purchaser Representative as set forth above and (ii) use its reasonable best efforts to cause their election to the Board of Directors of the Company by the holders of the Common Stock, including (A) nominating such nominee, (B) including the nominee in the Company's proxy statement, (C) recommending a vote for such nominee, (D) casting votes pursuant to proxies given to the Company in favor of such nominee and (E) taking or causing to be taken, all other actions and doing, or causing to be done, all other things necessary (in the reasonable opinion of the Purchaser Representative) to give effect to the provisions of Sections 6.02(a) or 6.02(b) above, as applicable. If the Purchaser Representative for any reason fails to nominate a person to fill any such directorship, such directorship shall remain vacant until such time as the Purchaser Representative nominates a director to fill such directorship and such directorship shall not be filled by resolution or vote of the Company's Board of Directors or the Company's other stockholders. All persons nominated to the Board of Directors of the Company by the Purchaser Representative pursuant to this Section 6.02 shall receive the same compensation and benefits (including equity-based compensation) that are provided to the other non-executive members of the Board of Directors of the Company. In addition, for so long as the provisions of this Section 6.02 remain in effect, the Company shall maintain policies of directors and officers liability insurance, with financially sound and reputable insurers, having terms that are customary for companies similarly situated.

          (d) The provisions of this Section 6.02 are intended to operate in conjunction with the provisions contained in Section 7(c) of the Series B-1 Preferred Certificate of Designation, such that, if the holders of Series B-1 Preferred Shares are entitled to elect directors pursuant to said Section 7(c), the number of directors that such holders are entitled to elect pursuant to said Section 7(c) shall reduce the number of directors to be nominated by the Purchaser Representative on behalf of the Purchasers and their Affiliates pursuant to this Section 6.02.

          (e) So long as the Purchasers and/or their Affiliates are entitled to nominate directors to the Board of Directors of the Company pursuant to Section 6.02(a) or 6.02(b) above, as applicable, (i) the Board of Directors of the Company shall at all times consist of seven directors and (ii) the Purchasers and such Affiliates shall also be entitled to proportionate representation by WCAS Directors on each committee and subcommittee of the Board of Directors of the Company (other than the audit committee to the extent prohibited by applicable Law), such committee and subcommittee representatives to be designated by the WCAS Directors. In the event the WCAS Directors are entitled to designate one or more directors to serve on a committee or subcommittee of the Board of Directors of the Company under this Section 6.02(e), the Company shall use its reasonable best efforts to cause their appointment to such committee or subcommittee.

          (f) The Purchasers agree that, from the Closing Date until the seventh anniversary of the Closing Date, such Purchasers shall (i) use their reasonable best efforts to cause the election or appointment to the Board of Directors of the Company of the persons nominated by the Company Directors to fill the positions on such Boards of Directors allocated to the Company Directors, (ii) use their reasonable best efforts to cause the Company Directors to have proportionate representation on all committees of such Boards of Directors and
(iii) not directly or indirectly take any action to seek or cause the removal of any Company Director as such a director or committee member without the written consent of a majority of the Non-WCAS Directors.

          SECTION 6.03. STANDSTILL AGREEMENT. WCAS agrees that, from the Closing Date until the seventh anniversary of the Closing Date, or, if earlier, until the first date upon which the Purchasers and their respective Affiliates hold fewer than 5% of the shares of Company Common Stock purchased hereunder determined on an as-converted basis assuming (i) the conversion of all Series B-2 Preferred Shares into Series B-1 Preferred Shares upon Company Shareholder Approval, (ii) the conversion of all Series B-1 Preferred Shares (including those which are Conversion Shares) into Company Common Stock, (iii) the exercise of all Initial Warrants, (iv) the conversion of all other convertible securities held by WCAS and its Affiliates (including any Series C-1 Preferred Shares or Series C-2 Preferred Shares) and (v) the exercise of all other outstanding warrants (including any Additional Warrants) held by WCAS and its Affiliates, the Purchasers will not take, or encourage or cause any other person or entity to take, any of the following actions without the prior written consent of a majority of the Non-WCAS Directors: (i) acquire, offer to acquire, or agree to acquire ownership (including without limitation beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act), by purchase or otherwise, of any Voting Securities (as hereinafter defined), assets or business of the Company or any Subsidiary, or direct or indirect rights or options to acquire any Voting Securities, assets or business of the Company or any Subsidiary (other than Voting Securities (1) in connection with transfers of Securities among the Purchasers and their Affiliates, (2) the acquisition of Series C-1 Preferred Shares, Series C-2 Preferred Shares or Additional Warrants as contemplated hereby, (3) upon the conversion of any Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C-1 Preferred Shares or Series C-2 Preferred Shares or upon the exercise of any Initial Warrants or Additional Warrants, (4) the acquisition of Voting Securities in connection with hedging transactions (so long as such transactions do not increase the overall holdings of Voting Securities of the Purchasers that are involved), (5) in connection with the Voting Agreement and (6) shares of Company Common Stock and/or options to purchase shares of Company Common Stock granted to individual Purchasers who are directors of the Company in connection with equity-based compensation provided to non-executive members of the Board of Directors of the Company; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the Exchange Act rules) or consents with respect to any Voting Securities of the Company or any Subsidiary or become a participant in any election contest; (iii) execute any written consent in lieu of a meeting of the holders of any class of Voting Securities that is solicited by or on behalf of any shareholder of the Company; (iv) initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal (as described in Rule 14a-8 under the Exchange Act or otherwise); (v) make any public announcement with respect to, submit any public proposal for or public offer of, or approach any party other than the Company regarding any extraordinary transaction involving the acquisition of the Company or its securities or assets; (vi) form, join or in any way participate in or assist in the formation of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; (vii) otherwise act, alone or in concert with others, in a manner designed or having the deliberate effect of circumventing the restrictions otherwise imposed hereunder; (viii) disclose or publicly announce any intention, plan or arrangement inconsistent with the foregoing; or (ix) finance any other persons or entities in connection with any of the activities prohibited by the foregoing clauses (i) through (viii). As used herein, "Voting Securities" means all securities of the Company ordinarily having the power to vote for the election of any director of the Company and any securities or indebtedness convertible into or exchangeable or exercisable for, directly or indirectly, any such securities.

          SECTION 6.04. RIGHT TO PURCHASE SERIES C PREFERRED SHARES. (a) The Company agrees that, from the Closing Date until the third anniversary of the Closing Date (the "Restricted Period"), it shall not conduct any Equity Offering (as hereinafter defined) unless and until it first grants to WCAS pursuant to this Section 6.04 the right to purchase, together with its Affiliates, general partners, and other related co-investors that are reasonably acceptable to the Company (collectively, "Co-Investors"), (A) if Company Shareholder Approval has been obtained, Series C-1 Preferred Shares or (B) if Company Shareholder Approval has not yet been obtained, Series C-2 Preferred Shares, in either case, for a purchase price of $1,000 per share. This Section 6.04 shall apply to all proposed Equity Offerings during the Restricted Period; provided, that (i) WCAS and its Co-Investors shall not have the right to purchase in any single transaction pursuant to this Section 6.04 (each such transaction, a "Series C Preferred Transaction") Series C-1 Preferred Shares or Series C-2 Preferred Shares with a stated value in excess of the amount proposed to be raised by the Company pursuant to the related proposed Equity Offering and (ii) WCAS and its Co-Investors shall not have the right to purchase more than $15,000,000 in the aggregate of Series C-1 Preferred Shares and Series C-2 Preferred Shares pursuant to this Section 6.04 (measured by reference to the stated value thereof).

          (b) For purposes of this Section 6.04, "Equity Offering" shall mean any offer by the Company to sell or sale by the Company of any shares of capital stock of the Company, or any debt or equity security convertible into or exchangeable for, or carrying rights or options to purchase, capital stock of the Company, other than:

                    (i) the issuance of Series A Preferred Shares of the Company, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series C-1 Preferred Shares or the Series C-2 Preferred Shares, shares of capital stock upon conversion thereof or shares of capital stock upon exercise of the Initial Warrants or the Additional Warrants or upon the conversion or exercise of any other option, warrant or convertible security outstanding on the date hereof and disclosed in Item 6.04(b) of the Disclosure Schedule;

                    (ii) the issuance of options (or Company Common Stock upon the exercise of such options) to employees, consultants, contractors, officers or directors of the Company or its Subsidiaries pursuant to any compensation plan or arrangement approved by the Board of Directors of the Company;

                    (iii) the issuance of securities constituting, in the aggregate, not more than three percent of the outstanding Company Common Stock on a fully-diluted basis to banks or institutional lenders in connection with debt financings, equipment financings or similar transactions or to strategic partners in primarily non-financing transactions, in all such cases as approved by the Board of Directors of the Company;

                    (iv) the issuance of Additional Warrants pursuant to Section 6.05;

                    (v) the issuance of rights and other securities under and pursuant to the Rights Plan, and

                    (vi) the issuance of shares in connection with stock splits, stock dividends or like transactions.

          (c) Prior to issuing any securities pursuant to a proposed Equity Offering, the Company shall give written notice thereof to WCAS. Such notice shall set forth the material terms and conditions of such Equity Offering and the securities to be sold in connection therewith, including the aggregate amount that the Company intends to raise in such Equity Offering. In the event that the consideration to be received by the Company for such securities is other than cash, such notice shall state the fair value of such consideration as determined in good faith by the Board of Directors of the Company. Each such notice shall constitute an offer by the

Company to sell to WCAS and its Co-Investors, for $1,000 per share, Series C-1 Preferred Shares or Series C-2 Preferred Shares, as applicable (depending on whether Company Shareholder Approval has been obtained), with an aggregate stated value equal to the lesser of (x) $15,000,000 less the aggregate amount of all Series C-1 Preferred Shares and/or Series C-2 Preferred Shares purchased in all previous Series C Preferred Transactions, if any, or (y) the amount proposed to be raised by the Company in such Equity Offering. For a period of thirty days following the giving of such notice, WCAS shall be entitled, by written notice to the Company, to elect to purchase all or any portion of such Series C-1 Preferred Shares or Series C-2 Preferred Shares, as applicable. In the event that WCAS shall not elect pursuant to this Section 6.04 to purchase any or all of the shares in connection with the Equity Offering described in such notice, the Company may issue such securities not elected to be purchased by WCAS in such amounts and on such terms and conditions without further compliance with this Section 6.04 within the sixty day period following the end of such thirty-day period. In the event that any such offer is accepted by WCAS within such thirty-day period, the Company shall sell to WCAS and its Co-Investors, and WCAS and its Co-Investors shall purchase from the Company, the Series C-1 Preferred Shares or Series C-2 Preferred Shares, as the case may be, elected to be purchased by WCAS as soon as practicable pursuant to a definitive stock purchase agreement that is customary for similar transactions and contains standard and adequate representations, warranties, covenants, conditions and indemnities which are no less favorable to WCAS and its Co-Investors than those contained in this Agreement and which are, subject to reasonable and appropriate modification, substantially similar to those contained in this Agreement (it being understood that such agreement would not contain provisions similar to those contained in Sections 6.02, 6.03, 6.04, 6.05 or 6.08 hereof).

          (d) The initial conversion price of any Series C-1 Preferred Shares issued in any Series C Preferred Transaction shall be equal to the lower of:

                    (i) the product of (x) the average closing price per share of Company Common Stock for the twenty trading days immediately preceding the closing date of such Series C Preferred Transaction ("Market Price") and (y) 1.1; and

                    (ii) a conversion price determined as follows:

                           CP = [(7.5 x EBITDA) - (ND + PS)] / FDS

          As used in the above formula, the following shall have the meanings set forth below:

              CP = the initial conversion price of such Series C-1 Preferred
                   Shares

              EBITDA = the consolidated net income of the Company before interest, income taxes, depreciation and amortization for the twelve months ending prior to the closing date of such Series C Preferred Transaction, adjusted for synergies related to acquisitions during such prior twelve month period in such amount, if any, as may be agreed upon by the Company and the Purchaser Representative but excluding non-recurring gains or losses to the extent agreed upon by the Company and the Purchaser Representative

              ND = all Indebtedness (as hereinafter defined) of the Company and its Subsidiaries as of the last day of the last full month preceding the closing date of such Series C Preferred Transaction (the "Reference Date") less the sum of (i) the cash and cash equivalents of the Company and its Subsidiaries as of the Reference Date and (ii) the aggregate exercise price of all stock options of the Company that are outstanding on the Reference Date and that have an exercise price less than the Market Price ("In-the-Money Options")

              PS = the aggregate liquidation preference of all shares of preferred stock of the Company outstanding on the Reference Date, excluding any shares of convertible preferred stock having a conversion price less than the Market Price ("In-the-Money Preferred Stock")

              FDS = the number of shares of Company Common Stock outstanding on the Reference Date on a fully-diluted basis giving effect to the exercise of all then outstanding In-the-Money Options and the conversion of all then outstanding In-the-Money Preferred Stock

All calculations made pursuant to this Section 6.04(d) shall be made in accordance with GAAP and certified by the Chief Executive Officer or Chief Financial Officer of the Company.

          (e) In the event that Series C-2 Preferred Shares are issued in a Series C Preferred Transaction (the "Original Transaction"), and thereafter Company Shareholder Approval is obtained, the conversion price of the Series C-1 Preferred Shares to be issued upon the automatic conversion of the Series C-2 Preferred Shares issued in such Original Transaction shall be calculated as if such Series C-1 Preferred Shares were issued on the closing date of the Original Transaction (giving effect to any adjustments that would have been made in accordance with the terms and provisions of the Series C-1 Preferred Certificate of Designation (if such Series C-1 Preferred Shares were outstanding from the closing date of the Original Transaction to the date of such conversion).

          (f) The Company agrees that, so long as any Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C-1 Preferred Shares and/or Series C-2 Preferred Shares remain outstanding, it will not issue any Series C-1 Preferred Shares or Series C-2 Preferred Shares to anyone other than WCAS and its Co-Investors.

          SECTION 6.05. ISSUANCE OF SERIES B NOTES IN CONNECTION WITH SUBSEQUENT ACQUISITIONS. (a) If, at any time after the date hereof and prior to the termination of this Section

6.05 as provided in Section 6.05(f) below, the Company shall identify an acquisition opportunity for the Company, the consummation of which would require the Company to obtain third-party debt financing (other than debt which by its terms is not subordinate to any other debt or obligations of the Company) (each a "Potential Acquisition"), the Company shall notify WCAS of such Potential Acquisition and the need to obtain such financing. Any such notice (each a "Potential Acquisition Notice") shall include all material information reasonably available to the Company with respect to the entity or business proposed to be acquired (the "Potential Acquisition Target") and all other material information reasonably available to the Company that is relevant to WCAS's decision whether or not to finance such acquisition. Without limiting the generality of the foregoing, each Potential Acquisition Notice shall include a description of the terms and conditions upon which the Company would expect to consummate such Potential Acquisition, the amount of such debt (in the form of Series B Notes) that the Company proposes to issue and the terms and conditions of any Other Financing (as hereinafter defined) that the Company would expect to obtain in connection with such Potential Acquisition.

          (b) As promptly as reasonably practicable after the giving of any Potential Acquisition Notice, and, in any event within ten days of the giving of such notice, appropriate representatives of the Company and WCAS shall make themselves available to discuss the status of the Potential Acquisition, the Company's strategic rationale therefor and the information provided to WCAS in connection with the Potential Acquisition Notice. As soon as practicable after the conclusion of such discussions and following the delivery to WCAS of any follow-up information reasonably requested by WCAS (and, in any event, within ten days thereof) WCAS shall provide the Company either (i) a non-binding indication of interest with respect to the sale and purchase of the Series B Notes proposed to be issued to finance the Potential Acquisition (a "Series B Note Transaction") or (ii) a notification that WCAS will not proceed with such Series B Note Transaction (a "WCAS Cessation of Interest Notice").

          (c) In connection with any Potential Acquisition and related Series B Note Transaction, the Company shall use all commercially reasonable efforts to afford the representatives of WCAS reasonable access during normal business hours to the offices, facilities, books and records of the Potential Acquisition Target and the opportunity to discuss the affairs of the Potential Acquisition Target with the officers, employees, accountants, customers, suppliers and landlords of the Company and such Potential Acquisition Target familiar therewith. In addition, the Company shall keep the WCAS informed of, and consult with it on a prompt and regular basis on, all matters and developments regarding each Potential Acquisition and the proposed financing therefor.

          (d) If, after completion of their respective due diligence investigations with respect to such Potential Acquisition, and in light of the proposed terms and conditions upon which such acquisition would be financed and consummated, (i) the Board of Directors of the Company concludes that such Potential Acquisition, the related Series B Note Transaction and any Other Financing transactions related thereto would be in the best interest of the Company and its shareholders and approves such transactions and (ii) WCAS concludes that the Series B Note

Transaction would be in its best interest and approves such transaction (the approvals described in clauses (i) and (ii) are collectively referred to herein as "Mutual Approval"), the Series B Note Transaction will be consummated as follows:

                    (i) Each such Series B Note Transaction shall be consummated pursuant to the terms and conditions set forth in a definitive note purchase agreement that is customary for similar transactions and contains standard and adequate representations, warranties, covenants, conditions and indemnities which are no less favorable in the aggregate to WCAS and its Co-Investors than those contained in this Agreement and which are, subject to reasonable and appropriate modification, substantially similar to those contained in this Agreement (a "Definitive Note Purchase Agreement"); and

                    (ii) In connection with the issuance of Series B Notes in any such Series B Note Transaction the Company shall also issue to WCAS and its Co-Investors an aggregate number of Additional Warrants to be determined as follows:

              (A) If the average closing price per share of Company Common Stock for the twenty trading days immediately preceding the closing date of such Series B Note Transaction is equal to or less than $35.00 (as adjusted for any stock splits, stock dividends, reverse stock splits, share consolidations or similar transactions), then the aggregate number of Additional Warrants to be issued in such Series B Note Transaction (SBW) shall be determined as follows:

                    SBW =       M x P
                           ---------------
                             $15,000,000

              (B) If the average closing price per share of Company Common Stock for the twenty trading days immediately preceding the closing date of such Series B Note Transaction exceeds $35.00 (as adjusted for any stock splits, stock dividends, reverse stock splits, share consolidations or similar transactions), then the aggregate number of Additional Warrants to be issued in such Series B Note Transaction
                    (SBW) shall be determined as follows:

                    SBW = 0.25 x P
                          --------
                             S

          As used in the above formulas, the following shall have the meanings set forth below:

                  S = the average closing price per share of Company Common
                    Stock for the twenty trading days immediately preceding the closing date of such Series B Note Transaction

                  P = the aggregate principal amount of Series B Notes to be issued in such Series B Note Transaction

                  M = the number of Additional Warrants that would be issued if
                    P was equal to $15,000,000 and S was less than or equal to $35.00 (as adjusted for any stock splits, stock dividends, reverse stock splits, share consolidations or similar transactions), determined in accordance with the following table:

                            S                                     M
                     ----------------                   --------------------
                     Less than $10.00                        300,000
                     $10.01 - $15.00                         275,000
                     $15.01 - $20.00                         225,000
                     $20.01 - $25.00                         175,000
                     $25.01 - $30.00                         150,000
                     $30.01 - $35.00                         100,000

                    (all such figures as adjusted for any stock splits, stock dividends, reverse stock splits, share consolidations or similar transactions)

          (e) WCAS hereby agrees that it shall use its commercially reasonable efforts to conduct its due diligence investigations, obtain its internal approvals and consummate any Series B Note Transactions contemplated hereby, in each case, subject to the other provisions of this Section 6.05, in accordance with any reasonable timetable proposed by the Company in connection with any Potential Acquisition.

          (f) Notwithstanding anything to the contrary contained herein, (i) the Company agrees that it shall not seek to obtain any debt financing (other than debt which by its terms is not subordinate to any other debt or obligations of the Company) for any Potential Acquisition from any person other than WCAS and its Co-Investors ("Other Financing") unless and until WCAS and its Co-Investors are offered an opportunity to finance such acquisition through the purchase of Series B Notes as provided in this Section 6.05; provided, that the aggregate principal amount of Series B Notes issued pursuant to this Section 6.05 shall not exceed $15,000,000 (i.e., the Company shall not be restricted by this Section 6.05 from obtaining Other Financing once $15,000,000 in aggregate principal amount of Series B Notes have been issued hereunder in one or more Series B Note Transactions) and (ii) the Company's ability to obtain Other Financing shall at all times remain subject to the provisions of Section 6.04.

          (g) WCAS may terminate the provisions of this Section 6.05 at any time after the date hereof by delivering to the Company a written notice of such termination. The Company may terminate the provisions of this Section 6.05 at any time after the third anniversary of the Closing Date by delivering to WCAS a written notice of such termination.

          (h) Notwithstanding anything to the contrary set forth above, nothing in this Section 6.05 shall be construed as a commitment of WCAS to provide financing for any Potential Acquisition. The parties hereto understand and agree that no agreement or agreement to agree providing for any Series B Note Transaction shall be deemed to exist between the parties as a result of this
Section 6.05 unless and until Mutual Approval has been obtained and a final Definitive Note Purchase Agreement with respect thereto shall have been executed and delivered by the parties. In addition, (i) the Company acknowledges that WCAS may deliver a WCAS Cessation of Interest Notice at any time after delivery of a Potential Acquisition Notice and prior to the execution and delivery of a Definitive Note Purchase Agreement and (ii) the Company may, at any time, without liability to WCAS hereunder (except as provided in Section 9.02 below), determine not to proceed with any Potential Acquisition.

          SECTION 6.06. COMPANY SHAREHOLDER APPROVAL. (a) As soon as reasonably practicable after the Closing Date, the Company shall take all action necessary in accordance with all applicable Laws and its Articles of Incorporation and By-Laws to duly call, give notice of and convene a meeting (the "Company Shareholder Meeting") of its shareholders to consider and vote upon the approval of (1) the termination of the application of the "Conversion Cap" described in
Section 4(a)(ii) of the Series B-1 Preferred Certificate of Designation, (2) the automatic conversion of the Series B-2 Preferred Shares into Series B-1 Preferred Shares pursuant to Section 4(a) of the Series B-2 Preferred Certificate of Designation, (3) the automatic conversion of any and all Series C-2 Preferred Shares into Series C-1 Preferred Shares pursuant to Section 4(a) of the Series C-2 Preferred Certificate of Designation, (4) the rights of the holders of the Series B-1 Preferred Shares to elect directors to the Board of Directors of the Company as described in paragraphs 7(c)(ii) and 7(c)(iii) of the Series B-1 Preferred Certificate of Designation and (5) an amendment to the Articles of Incorporation of the Company (the "Charter Amendment") substantially in the form of Exhibit K hereto ("Company Shareholder Approval"). The Board of Directors of the Company has approved the matters referred to in (1) through (4) above and shall approve the matters referred to in (5) above and shall recommend that the shareholders of the Company vote to approve such matters. The Company shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of Company Shareholder Approval. The date on which Company Shareholder Approval is obtained, if at all, is hereinafter referred to as the "Approval Date".

          (b) The Company shall, as promptly as practicable after the Closing Date, but in no event later than 30 days after the Closing Date, prepare and file with the SEC (after giving the Purchaser Representative and the Purchasers' counsel the opportunity to review and comment thereon) a proxy statement to be used in connection with the Company Shareholder Meeting (such proxy statement, together with the form of proxy included therein and any amendments thereof or supplements thereto, in the form mailed to the Company's shareholders, is herein referred to as, the "Proxy Statement"). The Company will use all commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date and shall use all commercially reasonable efforts to hold the Company Shareholder Meeting as soon as practicable after the Closing Date.

          (c) The Company shall notify the Purchaser Representative of the receipt of any comments of the staff of the SEC and of any requests by the staff for amendments or supplements to the Proxy Statement, or for additional information, and shall promptly supply the Purchaser Representative with copies of all correspondence between the Company or its representatives and the staff of the SEC with respect thereto. If, at any time prior to the Company Shareholder Meeting, any event should occur relating to or affecting the Company or its Subsidiaries, which event should be described in an amendment or supplement to the Proxy Statement, the Company shall promptly inform the Purchaser Representative and shall promptly prepare, file (after giving the Purchaser Representative and the Purchasers' counsel the opportunity to review and comment thereon) and clear with the SEC and, if required by applicable Law, distribute to the Company's shareholders, such amendment or supplement.

          (d) Prior to the Approval Date, the Company shall make appropriate provision and take appropriate action such that a sufficient number of vacancies will exist on the Company's Board of Directors on the Approval Date that the holders of the Series B-1 Preferred Shares are able to elect the appropriate number of directors to the Company's Board of Directors on the Approval Date, as described in Section 7(c) of the Series B-1 Preferred Certificate of Designation.

          SECTION 6.07. TAX CONSISTENCY. The Company shall treat the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series C-1 Preferred Shares and the Series C-2 Preferred Shares as stock that participates in the corporate growth of the Company to a significant extent within the meaning of Treasury Regulation ss. 1.305-5(a), and not as "preferred stock" for purposes of the Section 305 of the Code and the Treasury Regulations promulgated thereunder, unless otherwise required pursuant to a final determination or a change in applicable statutes or regulations.

          SECTION 6.08 CERTAIN VETO RIGHTS APPLYING AFTER COMPANY SHAREHOLDER APPROVAL. From and after the Approval Date, and so long as the Purchasers and their respective Affiliates beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act) Series B-1 Preferred Shares, Series B-2 Preferred Shares and/or Conversion Shares which represent 35% or more of the shares of Company Common Stock purchased hereunder on the Closing Date (determined on an as-converted basis after giving effect to the conversion of all of the Series B-2 Preferred Shares into Series B-1 Preferred Shares upon Company Shareholder Approval and conversion of all Series B-1 Preferred Shares (including those which are Conversion Shares) into Company Common Stock), the Purchaser Representative on behalf of the Purchaser and such Affiliates shall have the right to approve, on behalf of the Purchasers and such Affiliates, the following transactions: (i) any merger or consolidation involving the Company or any sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) any acquisition (or series of related acquisitions) of stock or assets of any entity or business by the Company or any Subsidiary of the Company outside of the ordinary course of business (whether by merger or purchase of stock or assets or otherwise) for consideration greater than $10,000,000 (it being agreed that the value of all non-cash consideration payable in respect thereof will be determined in good faith by the Board of Directors of the Company and include the Board of Director's determination of the value of any contingent consideration payable in such transaction or series of related transactions), (iii) any sale, lease, transfer or other divestiture of material assets outside the ordinary course of business by the Company or any Subsidiary of the Company, (iv) any capital project or series of related capital projects costing in excess of $3,000,000, (v) any material changes in the Company's and its Subsidiaries' business strategy or operations from those in existence on the date hereof, (vi) any Restricted Payments (as hereinafter defined), (vii) any Prohibited Transactions With Affiliates (as hereinafter defined), (viii) any material change to any equity incentive plan of the Company or any of its Subsidiaries, (ix) any material increase in the compensation or benefits payable under any management incentive plan of the Company or any of its Subsidiaries and (x) any restructuring of senior management of the Company and its Subsidiaries.

          SECTION 6.09 CERTAIN NEGATIVE COVENANTS RELATING TO THE SERIES B-2 PREFERRED SHARES, SERIES C-2 PREFERRED SHARES, SERIES A NOTES AND SERIES B NOTES. From and after the Closing Date, and so long as any Series B-2 Preferred Shares, Series C-2 Preferred Shares, Series A Notes or Series B Notes remain outstanding, the Company shall comply with the following covenants and agreements and cause each of its Subsidiaries to comply with the following covenants and agreements unless compliance is waived in writing by (x) the holders of a majority of the outstanding Series B-2 Preferred Shares and Series C-2 Preferred Shares, voting together as a single class, and (y) the holders of not less than a majority in principal amount of the "Notes" (such term being used herein as defined in the form of Senior Subordinated Note attached as Exhibit D hereto):

                    (a) LIMITATION ON INDEBTEDNESS AND DISQUALIFIED STOCK. The Company will not and will not permit any of its Subsidiaries to, directly or indirectly:

                              (i) contract, create, incur, assume or suffer or
                    permit to exist any Indebtedness (including by way of transferring to any third party any Indebtedness of the Company or any Subsidiary of the Company presently held by the Company or any Subsidiary of the Company), except:

                                        (A) Indebtedness represented by the
                              Notes;

                                        (B) Indebtedness under Sections 1.4 of
                              the Osborn Acquisition Agreement;

                                        (C) up to $28,000,000 of Indebtedness of
                              the Company and its Subsidiaries under the line of credit letter agreement, dated March 8, 2000, between the Company and Commerce Bank N.A., as amended, modified, supplemented, amended and restated, extended, renewed, refinanced and/or replaced in an aggregate principal amount not exceeding such amount ("Senior Credit Agreement Indebtedness");

                                        (D) Indebtedness in respect of the City
                              of Lenexa, Kansas Taxable Industrial Revenue Bonds (LabOne, Inc. Project) Series 1998A outstanding on the date hereof (the "Industrial Revenue Bonds") under the (x) Reimbursement Agreement, dated as of September 1, 1998, between the Company and Commerce Bank N.A., as amended, modified, supplemented, amended and restated, refinanced and/or replaced, and (y) the Lease, dated as of September 1, 1998, between the Company and the City of Lenexa, Kansas, in an aggregate amount not to exceed $16,300,000, as reduced by the amount of all payments of principal on the Industrial Revenue Bonds made after the date hereof ("IRB Indebtedness" and, together with the Senior Credit Agreement Indebtedness, "Senior Indebtedness");

                                        (E) other Indebtedness of the Company
                              and its Subsidiaries existing on the date hereof and set forth in Item 6.09(a)(i)(E) of the Disclosure Schedule ("Existing Indebtedness") and Indebtedness incurred in connection with any subsequent extension, renewal or refinancing thereof; provided, that (x) the amount thereof is not increased and (y) the terms thereof are no less favorable to the holders of the Series B-2 Preferred Shares, the Series C-2 Preferred Shares and the Notes than the terms of the agreement or instrument being extended, renewed or refinanced;

                                        (F) Indebtedness owing by the Company or
                              any Subsidiary of the Company to any wholly-owned Subsidiary of the Company or to the Company;

                                        (G) Capitalized Lease Obligations (as
                              hereinafter defined) of the Company and its Subsidiaries in an amount not to exceed $1,000,000 in the aggregate;

                                        (H) Indebtedness related solely to
                              interest rate protection or currency hedging obligations entered into to protect the Company and its Subsidiaries from fluctuations in interest or currency exchange rates and not for speculative purposes;

                                        (I) Indebtedness of the Company or any
                              of its Subsidiaries in connection with standby letters of credit or performance, surety or appeal bonds issued in the ordinary course of business;

                                        (J) Indebtedness of any Person acquired
                              by the Company or any Subsidiary, existing at the time of acquisition and not incurred in contemplation thereof;

                                        (K) Indebtedness that is incurred and
                              used to repurchase all of the outstanding Series A Notes and Series B Notes or to redeem all of the outstanding Series B-2 Preferred Shares and Series C-2 Preferred Shares pursuant to obligations of the Company to effect such repurchases or redemptions; provided, that any such Indebtedness that is used to redeem the Series B-2 Preferred Shares and Series C-2 Preferred Shares shall (x) be subordinated to all Notes then outstanding, if any, and (y) not require repayment of principal prior to the scheduled repayment at maturity of any Notes then outstanding;

                                        (L) other Indebtedness of the Company
                              and its Subsidiaries so long as the aggregate amount of all Indebtedness of the Company and its Subsidiaries, after giving effect to the incurrence thereof, does not exceed three times the consolidated net income of the Company before interest, income taxes, depreciation and amortization for the twelve months ending as of the date of such incurrence, adjusted for synergies from pending or completed acquisitions on such date in such amount, if any, as may be agreed upon by the Company and the Purchaser Representative which agreement will not be unreasonably withheld or delayed ("Additional Indebtedness"); and

                                        (M) guarantees of Indebtedness otherwise
                              permitted hereunder; or

                              (ii) issue any capital stock of the Company or any
                    of its Subsidiaries (other than Series C-1 Preferred Shares and/or Series C-2 Preferred Shares) which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures, or is mandatorily redeemable, whether pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part prior to the later of Company Shareholder Approval and December 31, 2008 ("Disqualified Stock").

                    As used herein, "Indebtedness" means, with respect to the Company or any Subsidiary of the Company, (i) indebtedness for borrowed money; (ii) liabilities or obligations in respect of guarantees or letters of credit, excluding obligations with respect to trade letters of credit entered into in the ordinary course of business to the extent that such letters of credit are not are not drawn upon or, if drawn upon, to the extent the drawing is reimbursed no later than the third business day following receipt by the Company of a demand for reimbursement; (iii) the deferred purchase price of assets or services purchased (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (iv) any obligation to pay a specified purchase price for goods or services whether or not delivered or accepted pursuant to any agreement; (v) liabilities or obligations of the Company or any Subsidiary of the Company, as lessee, under any lease of property (whether real, personal or mixed) which, in accordance with GAAP, should be classified as a capital lease ("Capitalized Lease Obligations") (i.e., not operating leases); or (vi) liabilities or obligations in respect of any sale-leaseback transaction.

                    (b) RESTRICTED PAYMENTS. The Company will not and will not permit any of its Subsidiaries to, directly or indirectly:

                              (i) declare or pay any dividends on, or make any
                    other distribution or payment on account of, or redeem, retire, purchase or otherwise acquire for value, any shares of any class of capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash, property or in obligations of the Company or any of its Subsidiaries, except for:

                                        (A) any of the foregoing with respect to
                              the Company's Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C-1 Preferred Shares or Series C-2 Preferred Shares;

                                        (B) dividends or distributions payable
                              in capital stock (other than Disqualified Stock) or in options, warrants, or other rights to purchase capital stock (other than Disqualified Stock);

                                        (C) dividends, distributions or payments
                              by any Subsidiary to the Company or to any wholly-owned Subsidiary of the Company; and

                                        (D) repurchases of shares of any class
                              of stock of the Company from employees upon termination of employment; provided, that the aggregate amount of such repurchases shall not exceed $100,000 in any calendar year; or

                              (ii) make any voluntary or optional payments of
                    principal of, or retire, redeem, purchase or otherwise acquire for value any Indebtedness other than payments in respect of (A) Senior Credit Agreement Indebtedness, (B) payments of IRB Indebtedness which correspond to scheduled payments of principal on the Industrial Revenue Bonds or (C) payments in respect of Additional Indebtedness.

                    The declarations, payments, purchases, redemptions, retirements, acquisitions or distributions prohibited by this Section 6.09(b) are herein called "Restricted Payments".

          The provisions of Section 6.09(b) shall not be violated by reason of:

                         (1) the redemption, repurchase, defeasance or other
                    acquisition or retirement for value of the Series A Notes, the Series B Notes, the Series B-2 Preferred Shares and/or the Series C-2 Preferred Shares (including the premium, if any, and accrued and unpaid interest thereon) with the proceeds of, or in exchange for, Indebtedness incurred under
                    Section 6.09(a)(i)(K);

                         (2) payments or distributions to dissenting
                    stockholders pursuant to applicable Law in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement, the Notes and the Series B-1 Preferred Certificate of Designation, the Series B-2 Preferred Certificate of Designation, Series C-1 Preferred Certificate of Designation, and the Series C-2 Preferred Certificate of Designation applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

                         (3) repurchases of capital stock deemed to occur upon
                    the exercise of stock options if such options or capital stock represents a portion of the exercise price thereof; and

                         (4) payments not to exceed $250,000 in the aggregate
                    solely to enable the Company to make payments to holders of its Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C-1 Preferred Shares and/or Series C-2 Preferred Shares in lieu of the issuance of fractional shares of its capital stock.

                    (c) LIMITATION ON LIENS. The Company will not and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any consensual Liens (other than Permitted Liens) on any property or asset now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except for:

                                        (A) Liens securing Senior Indebtedness
                              or Additional Indebtedness that is subordinated to no other Indebtedness of the Company;

                                        (B) Liens existing on the date hereof
                              and set forth in Item 6.09(c)(A) of the Disclosure Schedule, together with any subsequent extensions or renewals thereof; provided that neither the Indebtedness secured thereby nor the property subject thereto is increased;

                                        (C) Liens granted by a Subsidiary of the
                              Company in favor of the Company or a wholly-owned Subsidiary of the Company to secure Indebtedness owing to the Company or such wholly-owned Subsidiary;

                                        (D) Liens with respect to the property
                              of any Person acquired by the Company or any Subsidiary after the date hereof, existing at the time of acquisition and not incurred in contemplation thereof, which Liens are not applicable to any property of the Company or any Subsidiary other than the property so acquired;

                                        (E) Liens that (1) restrict in a
                              customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract or (2) exist by virtue of any transfer of, agreement to transfer, option or right with respect to, any property or assets of the Company or any Subsidiary not otherwise prohibited hereunder;

                                        (F) Liens in connection with operating
                              leases; and

                                        (G) other Liens arising after the date
                              hereof in the ordinary course of business so long as the value of the property secured thereby (as determined in good faith by the Board of Directors of the Company) does not exceed $500,000 in the aggregate.

                    (d) CONSOLIDATION, MERGER, SALE OR PURCHASE OF ASSETS, ETC. The Company will not and will not permit any of its Subsidiaries to:

                              (i) wind up, liquidate or dissolve;

                              (ii) enter into any transaction of merger or
                    consolidation, unless (x) the Company is the surviving corporation or unless the surviving corporation shall assume in writing the Company's obligations under the Series B-2 Preferred Shares, the Series C-2 Preferred Shares, the Series A Notes and the Series B Notes and (y) no Event of Default (as such term is defined in the Notes) exists immediately prior to or will exist after such transaction under the terms of the Notes and no default exists immediately prior to or will exist after such transaction under the terms of the Series B-2 Preferred Stock, the Series C-2 Preferred Stock, any Material Contract, or any instrument evidencing material Indebtedness of the Company or any Subsidiary;

                              (iii) directly or indirectly, sell or otherwise
                    dispose of or transfer all or any part of its property or assets (including, without limitation, any sale of capital stock or other securities convertible into capital stock other than the sale of directors' qualifying shares) other than to the Company or a wholly-owned Subsidiary of the Company; provided that, the foregoing shall not prohibit sales or other dispositions of property or assets (other than as provided in clause (iv) below) for an amount at least equal to the fair value of such property or assets (as determined in good faith by the Board of Directors of the Company) so long as such aggregate fair value of such assets or property does not exceed $500,000 in respect of any single transaction or series of related transactions or $1,000,000 in the aggregate;

                              (iv) sell any capital stock of any wholly-owned
                    Subsidiary of the Company unless the sale is for all such capital stock;

                              (v) after Company Shareholder Approval, directly
                    or indirectly (A) acquire, whether through merger, purchase of assets or stock or otherwise, any corporation, partnership, limited liability company or other business enterprise or any division or line of business thereof, or
                    (B) make any investment of a capital nature in or loan to any corporation, partnership, limited liability company or other business enterprise (other than investments in and/or loans to wholly-owned Subsidiaries of the Company), in either case, in any single transaction or series of related transaction valued at $10,000,000 or more (as determined in good faith by the Board of Directors of the Company); or

                              (vi) after Company Shareholder Approval, make any
                    capital expenditures or engage in any capital project or series of related capital projects costing in excess of $3,000,000.

                    (e) PROHIBITIONS AGAINST CERTAIN DIVIDENDS AND OTHER RESTRICTIONS. The Company will not and will not permit any of its Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of:

                              (i) any Subsidiary of the Company to (A) pay
                    dividends or make any other distributions permitted by applicable Law on any capital stock of such Subsidiary; (B) pay any Indebtedness owed to the Company or any other Subsidiary of the Company or (C) make loans or advances to the Company or any other Subsidiary of the Company; or

                              (ii) the Company to redeem the Series B-2
                    Preferred Shares or Series C-2 Preferred Shares in accordance with the terms of the Series B-2 Preferred Certificate of Designation or the Series C-2 Preferred Certificate of Designation, as applicable;

                    provided, that this Section 6.09(e) shall not restrict the Liens listed in Section 6.09(c)(A)-(E), encumbrances or restrictions existing on the Closing Date, and any extension, renewal or refinancing of the instruments or agreements underlying such restrictions so long as the terms thereof are no less favorable to the holders of the Series B-2 Preferred Shares, the Series C-2 Preferred Shares and the Notes than the terms of the agreement or instrument being extended, renewed or refinanced.

                    (f) LIMITATION ON TRANSACTIONS WITH RELATED PARTIES. The Company shall not enter into, or permit any of its Subsidiaries to enter into, any transaction with any of the types of persons described in Item 404(a) of Regulation S-K of the SEC, except for (i) normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms, (ii) normal compensation arrangements with directors of the Company and its Subsidiaries, (iii) any transaction approved by the Board of Directors of the Company or the shareholders of the Company in accordance with the provisions of
          Section 351.327 of the Missouri Code, (iv) transactions in the ordinary course of business and on arm's length terms and (v) transactions with the Purchasers and their Affiliates in accordance with this Agreement and the Ancillary Agreements. ("Prohibited Related Party Transactions").

                    (g) EMPLOYEE MATTERS. The Company shall not make (i) any material change to any equity incentive plan of the Company or any of its Subsidiaries, (ii) any material increase in the compensation or benefits payable under any management incentive plan of the Company or any of its Subsidiaries, and (iii) any restructuring of any senior management of the Company or its Subsidiaries.

                                  ARTICLE VII.

                          TERMINATION PRIOR TO CLOSING

          SECTION 7.01. TERMINATION OF AGREEMENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

               (a) by the mutual written consent of the Company and the Purchaser Representative on behalf of the Purchasers;

               (b) by the Purchaser Representative on behalf of the Purchasers if there shall have been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would result in the failure to satisfy one or more of the conditions set forth in Section 5.01 or Section
          5.02 and such breach (x) by its nature is not capable of being cured or (y) shall not have been cured within ten days after notice thereof shall have been received by the Company;

               (c) by the Company if there shall have been a material breach by the Purchasers of any of their representations, warranties, covenants or agreements contained in this Agreement and such breach would result in the failure to satisfy one or more of the conditions set forth in
          Section 5.01 or Section 5.03 and such breach (x) by its nature is not capable of being cured or (y) shall not have been cured within ten days after notice thereof shall have been received by the Purchaser Representative on behalf of the Purchasers;

               (d) by either the Company or the Purchaser Representative on behalf of the Purchasers if the Closing shall not have occurred prior to the close of business on September 30, 2001, provided, that, the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the close of business on such date;

               (e) by either the Company or the Purchaser Representative on behalf of the Purchasers if the Obsorn Acquisition Agreement is terminated in accordance with the terms of Section 9 thereof; provided, that, the Company shall not have the right to terminate this Agreement under this Section 7.01(e) if it shall have consented to such termination of the Osborn Acquisition Agreement in violation of
          Section 4.07(c); or

               (f) upon the issuance of a final and non-appealable Order by any Governmental Body of competent jurisdiction enjoining the consummation of the transactions contemplated hereby; provided, that, the right to terminate this Agreement under this Section 7.01(f) shall not be available to any party whose actions or inaction has been the cause of the imposition of such injunction or the failure to have such injunction removed.

Any party desiring to terminate this Agreement pursuant to this Section 7.01 shall give notice to the other parties in accordance with Section 9.04.

          SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 7.01, this Agreement, except for the provisions of Section 4.02(b) and Articles VII and IX, shall become void and have no effect, without any liability on the part of any party or its Affiliates, directors, officers, employees, agents, partners or stockholders, provided, that nothing in this Section 7.02 shall relieve any party of liability for a breach of any provision of this Agreement occurring prior to such termination.


                                  ARTICLE VIII.

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                    COVENANTS AND AGREEMENTS; INDEMNIFICATION

          SECTION 8.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement and the Ancillary Agreements shall survive the Closing Date for a period of eighteen months; provided, that (i) the representations and warranties made in Sections 2.01, 2.03, 2.04, 2.05, 3.01 and
3.02 shall survive the Closing Date indefinitely, (ii) the representations and warranties made in Sections 2.16 and 2.17 shall survive until 90 days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) and (iii) all covenants and agreements that require or contemplate performance after the Closing Date shall survive in accordance with their respective terms. For purposes of this Article VIII, each statement contained in a certificate or other instrument delivered by a party pursuant to this Agreement or any Ancillary Agreement shall be deemed to constitute a representation made by such party pursuant hereto or thereto. Notwithstanding the foregoing, if notice of an indemnification claim shall have been delivered before the aforementioned time period has elapsed with respect to a breach of representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive until such claim is finally resolved. The right to indemnification, payment of Damages (as hereinafter defined) or any other remedy based on the representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or any Ancillary Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance or non-compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Damages, or any other remedy based on such representations, warranties, covenants and agreements.

          SECTION 8.02. INDEMNIFICATION. (a) Subject to the terms and conditions of this Article VIII, the Company hereby agrees to indemnify, defend and hold the Purchasers and their respective Affiliates, officers, directors, employees, agents, shareholders, partners and other representatives (collectively, the "Purchaser Group") harmless from and against all demands, claims, actions, causes of action, assessments, losses (including any diminution in the value of the Initial Securities or the Conversion Shares), damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon, suffered by or incurred by any member of the Purchaser Group by reason of, resulting from or arising out of (i) any breach or inaccuracy of any representation or warranty of the Company contained in or made pursuant to this Agreement or any Ancillary Agreement, (ii) any breach of or non-compliance with any covenant or agreement of the Company contained in or made pursuant to this Agreement or any Ancillary Agreement, (iii) any claim, action, proceeding or investigation or threat of claim, action, proceeding or investigation brought by or on behalf of any person other than the Company that relates to this Agreement, the Ancillary Agreements, the Osborn Acquisition Documents or the transactions contemplated hereby or thereby, or (iv) any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (except to the extent arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in conformity with information furnished by the Purchasers in writing specifically for use in such Proxy Statement); provided, that, (x) the Company shall not be liable under this Section 8.02(a) unless the aggregate amount of Damages with respect to all matters referred to in this Section 8.02(a) exceeds $500,000 (in which case all such Damages shall be made subject to indemnification hereunder),
(y) the Company's maximum liability under this Section 8.02(a) shall not exceed $50,000,000 in the aggregate and (z) if the Damages for which the indemnification is being sought are the result of a misrepresentation or breach of warranty, then a written claim for indemnification must be delivered to the Company within the applicable survival period set forth in Section 8.01. Any payment made to any Purchaser hereunder in respect of any Damages shall be treated as an adjustment to the purchase price of the Securities.

          (b) Subject to the terms and conditions of this Article VIII, each Purchaser, severally and not jointly (other than WCAS, whose obligations hereunder shall be joint and several with each other Purchaser with respect to the obligations of such other Purchasers) hereby agrees to indemnify, defend and hold the Company and its Affiliates, officers, directors, employees, agents, shareholders, and other representatives (collectively, the "Company Group") harmless from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses, asserted against, resulting to, imposed upon, suffered by or incurred by any member of the Company Group by reason of, resulting from or arising out of (i) any breach or inaccuracy of any representation or warranty of the Purchasers contained in or made pursuant to this Agreement or any Ancillary Agreement or
(ii) any breach of or non-compliance with any covenant or agreement of the Purchasers contained in or made pursuant to this Agreement or any Ancillary Agreement; provided, that, (x) the Purchasers shall not be liable under this
Section 8.02(b) unless the aggregate amount of Damages with respect to all matters referred to in this Section 8.02(b) exceeds $500,000 (in which case all such Damages shall be made subject to indemnification hereunder), (y) each Purchaser's liability under this Section 8.02(b) shall not exceed the amount of the purchase price paid by such Purchaser for the Initial Securities and (z) if the Damages for which the indemnification is being sought are the result of a misrepresentation or breach of warranty, then a written claim for indemnification must be delivered to the Purchasers within the applicable survival period set forth in Section 8.01.

          SECTION 8.03. CONDITIONS OF INDEMNIFICATION. (a) In order for a member of the Purchaser Group or Company Group to be entitled to indemnification pursuant Section 8.02 of this Agreement in respect of, arising out of, or involving a claim made by any person not a party to this Agreement (a "Third Party Claim"), the indemnified party must within 20 days after receipt of notice of commencement of any action, suit or proceeding relating to a Third Party Claim give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect the indemnifying party's indemnity obligation hereunder except as and to the extent that such failure shall actually and materially adversely affect the defense of such claim), and, subject to Sections 8.03(b), (c) and (e) below, the indemnifying party shall have the right to undertake the defense thereof by counsel of its own choosing that is reasonably acceptable to the indemnified party; provided, that if the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith upon advice of counsel that joint representation would be inappropriate, the indemnifying party shall not have the right to undertake such defense but shall remain liable for the fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim.

          (b) In the event that the indemnifying party, by the 20th day after receipt of notice of any such Third Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such Third Party Claim), does not elect to defend against such claim, the indemnified party will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party.

          (c) If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, it being understood that the indemnifying party shall control such defense.

          (d) If the indemnifying party assumes the defense of a Third Party Claim, (i) no compromise or settlement of such Third Party Claim may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such Third Party Claim effected without its consent.

          (e) Anything in this Section 8.03 to the contrary notwithstanding, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with counsel, cannot be separated from any related claim for money damages (it being understood that if such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages). In such event, the indemnified party will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, that no compromise or settlement of such Third Party Claim may be effected by the indemnified party without the indemnifying party's consent.

          (f) In connection with any Third Party Claim, the indemnified party will cooperate with all reasonable requests of the Company and the Company will cooperate with all reasonable requests of the indemnified party.

          SECTION 8.04. OTHER CLAIMS. In the event any indemnified party should have a claim against the indemnifying party that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to the provisions in this Article VIII governing the time periods within which claims for indemnification may be made, the failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 20 days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party shall promptly pay any amount of such claim that is not disputed and such dispute shall be resolved in accordance with Section 9.10 below.

          SECTION 8.05. REMEDIES CUMULATIVE. Except to the extent a party may be entitled to the remedy of specific performance, and except for a breach of any representation, warranty, or covenant as a result of any matter constituting fraud or criminal activity under applicable Law, the indemnification provisions of this Article VIII shall be the exclusive remedy of the parties hereto against any other party under this Agreement with respect to claims relating to this Agreement and the transactions contemplated hereby.


                                   ARTICLE IX.

                                  MISCELLANEOUS

          SECTION 9.01. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur and that a remedy at law would not be adequate in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled by any court of competent jurisdiction to an injunction or injunctions, without actual proof of damages or the necessity of posting bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 9.02. EXPENSES, ETC. (a) The Company hereby agrees that, whether or not the transactions contemplated hereby are consummated, it shall pay up to $500,000 of the out-of-pocket costs and expenses of the Purchasers, including fees and disbursements of counsel, advisors, accountants and consultants, that are incurred by the Purchasers in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, (ii) the Purchasers' due diligence investigations with respect to the Company and its Subsidiaries and the Osborn Acquisition and (iii) the closing of the transactions contemplated by this Agreement, the Ancillary Agreements and the Osborn Acquisition Agreement ("Transaction Expenses"); provided, that, (A) the Company shall not be required to pay the Transaction Expenses of the Purchasers pursuant to this Section 9.02 if the transactions contemplated hereby are not consummated solely as a result of a material breach of this Agreement by any Purchaser and (B) 50% of the fees and expenses of each of Reboul, MacMurray, Hewitt, Maynard & Kristol and Ernst & Young LLP, in each case relating to the Osborn Acquisition, are being billed to the Company separate and apart from the Transaction Expenses and shall be paid directly by the Company and shall not therefor apply against the $500,000 limitation set forth above. In addition, the Company hereby agrees to pay (A) all of the reasonable out-of-pocket costs and expenses of WCAS and its Co-Investors, including fees and disbursements of counsel, advisors, accountants and consultants, incurred in connection with (x) any and all Series C Preferred Transactions and Series B Notes Transactions and (y) the preparation and review of the Proxy Statement and the Company Shareholder Meeting and (B) any fees and expenses associated with any filing required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with any conversion of any Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C-1 Preferred Shares or Series C-2 Preferred Shares or any exercise of any Initial Warrants or Additional Warrants.

          (b) The Company, on the one hand, and the Purchasers, severally and not jointly (other than WCAS, whose obligations hereunder shall be joint and several with each other Purchaser with respect to the obligations of such other Purchasers), on the other hand, will indemnify the other and hold it or them harmless from and against any claims for finders' fees, advisory or investment banking fees or brokerage commissions in relation to or in connection with the transactions contemplated hereby as a result of any agreement or understanding between such indemnifying party and any third party.

          SECTION 9.03. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any or all such counterparts may be executed by facsimile.

          SECTION 9.04. NOTICES. All notices, requests, instructions and other documents that are required to be or may be given or delivered pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered by hand or national overnight courier service, transmitted by facsimile or mailed by registered or certified mail, postage pre-paid, as follows:

                  if to the Company, to it at:

                           10101 Renner Boulevard
                           Lenexa, Kansas 66219
                           Attention: Joseph C. Benage, Esq.
                           Facsimile: (913) 859-6832

                           and

                           Attention: John McCarty
                           Facsimile: (913) 859-6804

                  with a copy to:

                           Morrison & Hecker LLP
                           2600 Grand Avenue
                           Kansas City, MO 64108-4606
                           Attention: Whitney F. Miller, Esq.
                           Facsimile: (816) 474-4208

                  if to any Purchaser, to the Purchaser Representative:

                           c/o Welsh, Carson, Anderson & Stowe
                           320 Park Avenue, Suite 2500
                           New York, New York 10022-6815
                           Attention:  Paul B. Queally
                           Facsimile: (212) 893-9566


                  with a copy to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, New York  10111
                           Attention:  Othon A. Prounis, Esq.
                           Fax:  (212) 841-5725

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Such notices, requests, instructions and other documents shall be deemed given or delivered (i) five business days following sending by registered or certified mail, postage prepaid, (ii) one business day following sending by national overnight courier service, (iii) when sent, if sent by facsimile (but only if such facsimile is actually received) or (iv) when delivered, if delivered by hand.

          SECTION 9.05. AMENDMENTS AND WAIVERS. The Company, on the one hand, and the Purchaser Representative on behalf of the Purchasers, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other(s) under this Agreement;
(ii) waive any inaccuracies in the representations or warranties of the other(s) contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other(s) contained in this Agreement; or (iv) waive performance of any of the obligations of the other(s) under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement or otherwise, including without limitation any investigation by or on behalf of the Company, on the one hand, or the Purchasers, on the other hand, shall be deemed to constitute a waiver by the party or parties taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by the Company, on the one hand, and the Purchaser Representative on behalf of the Purchasers, on the other hand, of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          SECTION 9.06. AMENDMENTS, SUPPLEMENTS, ETC. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by the Company and the Purchaser Representative on behalf of the Purchasers. Notwithstanding anything to the contrary contained above, from and after the date hereof and until the second business day preceding the Closing Date, WCAS shall have the right to amend the names of the other Purchasers appearing on Schedule I hereto and the allocation of the Initial Securities among the Purchasers by written notice to the Company; provided, that, no such amendment shall modify the aggregate amounts of Series B Preferred Shares, Initial Warrants and/or Series A Notes being purchased hereunder or the respective purchase prices therefor; provided, further, that, prior to the Closing Date, any additional Purchaser(s) added to Schedule I by WCAS shall (i) agree in writing to be bound by the terms of this Agreement as a Purchaser hereunder and (ii) be reasonably acceptable to the Company.

          SECTION 9.07. ENTIRE AGREEMENT. This Agreement, including its exhibits and the Disclosure Schedule, together with the Ancillary Agreements and the Confidentiality Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and, except as provided in
Section 4.02(b), supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement and the Closing.

          SECTION 9.08. BENEFIT OF AGREEMENT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, their respective successors and permitted assigns, with respect to Article VIII, the members of the Purchaser Group or Company Group not party hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The rights and obligations of the parties hereto shall not be assigned without the consent of the Company, in the case of any assignment by a Purchaser, or the Purchaser Representative, on behalf of the Purchasers, in the case of any assignment by the Company, and any attempted assignment in violation of this Section 9.08 shall be null and void; provided, that, the Purchasers' rights hereunder are assignable, in connection with any transfer of Initial Securities or Conversion Shares, to any Affiliate thereof, and in the case of the Purchasers other than WCAS, to any family member or trust for the benefit of such Purchaser or such family members.

          SECTION 9.09. GOVERNING LAW. This Agreement and all disputes arising out of or relating to this Agreement, its subject matter, the performance by the parties of their respective obligations hereunder or the claimed breach hereof, whether in tort, contract or otherwise, shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law principles, except that Missouri corporate Law shall apply to all matters relating to the corporate affairs of the Company.

          SECTION 9.10. JURISDICTION AND VENUE. Each suit, action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement, the subject matter hereof or thereof, the performance by the parties of their obligations hereunder or thereunder or the claimed breach hereof or thereof, whether brought at law or in equity and whether based in tort, contract or otherwise, shall be brought in the federal or state courts located in the County of New York, New York, and each of the parties to this Agreement hereby submits with regard to any such suit, action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and of the appropriate appellate courts therefrom. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such suit, action or proceeding (a) any claim that it is not personally subject to the jurisdiction of such courts for any reason other than the failure to lawfully serve process,
(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) that the suit, action or proceeding in any such court is brought in an inconvenient forum, (d) that the venue of such suit, action or proceeding is improper, (e) that this Agreement or any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such courts or (f) any right to a trial by jury which is hereby waived. Each party hereto agrees that process in any such suit, action or proceeding may be served on such party anywhere in the world, whether within or without the jurisdiction of such courts and that service of process on such party as provided in Section 9.04 shall be deemed effective service of process on such party.

          SECTION 9.11. SEVERABILITY. Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses contained herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with applicable Law, and no other provision hereof shall be affected by such holding, limitation or reduction.

          SECTION 9.12. PUBLICITY. Except as otherwise required by applicable Law, and except for disclosures jointly approved by the Company and the Purchaser Representative as to content, timing and manner of publication, no party hereto shall issue, or cause or allow any Subsidiary or other controlled Affiliate thereof to issue, any press release or otherwise publicly disclose any information, or make, or cause or allow any Subsidiary or other controlled Affiliate thereof to make, any other public statement relating to or connected with this Agreement or the Ancillary Agreements or the matters contained herein or therein. In the event that any party hereto believes in good faith that such a public disclosure is required by applicable Law, it shall nonetheless use its good faith efforts to consult (as to the content, timing and manner of publication thereof) with the Company or the Purchaser Representative, as applicable, a reasonable period of time prior to making such disclosure.

          SECTION 9.13. APPOINTMENT OF THE PURCHASER REPRESENTATIVE. The Purchasers hereby appoint WCAS as their agent and attorney-in-fact to act as "Purchaser Representative" hereunder, to take and receive notices on behalf of the Purchasers hereunder, to execute on behalf of the Purchasers hereunder waivers, amendments and consents relating hereto, and to take all other actions necessary or appropriate in the judgment of WCAS for the accomplishment of the foregoing or to carry out the purposes of this Agreement (WCAS, in such capacity, is herein referred to as the "Purchaser Representative"). A decision, act, waiver, consent or instruction of WCAS as Purchaser Representative hereunder shall constitute the action of each of the Purchasers and shall be final, binding and conclusive upon each of such Purchasers. For such purposes, notices or communications to or from the Purchaser Representative shall constitute notice to or from each of the Purchasers.

          SECTION 9.14. INTERPRETATION. (a) As used herein, the words "hereof", "herein", "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Article" and "Section" are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". Each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. References to the Securities Act and the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a person are also to its successors and permitted assigns.

          (b) The parties have participated jointly in the negotiation and drafting of this Agreement and each Ancillary Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each Ancillary Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any Ancillary Agreement.

          IN WITNESS WHEREOF, the Company, the Purchasers and the Purchaser Representative have executed this Securities Purchase Agreement as of the day and year first above written.

                                         LABONE, INC.



                                         By:  /s/ W. Thomas Grant II
                                            ------------------------------------
                                         Name:  W. Thomas Grant II
                                         Title: President

                                         WELSH, CARSON, ANDERSON &
                                            STOWE IX, L.P.

                                         By: WCAS IX Associates LLC,
                                                  Its General Partner



                                         By:  /s/ Jonathan M. Rather
                                            ------------------------------------
                                         Jonathan M. Rather
                                         Managing Member

                                         WCAS MANAGEMENT CORPORATION



                                         By:  /s/ Jonathan M. Rather
                                            ------------------------------------
                                         Jonathan M. Rather
                                         Treasurer

                                         Patrick J. Welsh
                                         Russell Carson
                                         Bruce K. Anderson
                                         Thomas E. McInerney
                                         Robert A. Minicucci
                                         Lawrence B. Sorrel
                                         Anthony J. De Nicola
                                         Paul B. Queally
                                         IRA FBO Jonathan M. Rather
                                         D. Scott Mackesy
                                         Sanjay Swani
                                         John D. Clark
                                         IRA FBO James R. Mathews
                                         Sean Traynor
                                         John Almeida
                                         Eric J. Lee



                                         By:  /s/ Jonathan M. Rather
                                            ------------------------------------
                                         Jonathan M. Rather
                                         as Attorney-in-Fact

                                                                      SCHEDULE I

                          Purchasers/Initial Securities
                          -----------------------------


                                                                                             Principal
                                  Number of         Number of Series       Number of         Amount of         Total
                                 Series B-1                B-2              Initial          Series A        Purchase
Purchasers                    Preferred Shares      Preferred Shares        Warrants           Notes           Price
----------                    ----------------      ----------------        --------           -----           -----

Welsh, Carson, Anderson                     13,592              20,388            339,801     $14,562,900     $48,543,000
&Stowe IX, L.P.

WCAS Management                                  7                  10                147           6,300          21,000
Corporation

Patrick J. Welsh                                51                  78              1,302          55,809         186,027

Russell Carson                                  51                  78              1,302          55,808         186,027

Bruce K. Anderson                               51                  77              1,303          55,808         186,027

Thomas E. McInerney                             52                  78              1,302          55,808         186,027

Robert A. Minicucci                             52                  78              1,302          55,808         186,028

Lawrence B. Sorrel                              52                  78              1,302          55,808         186,028

Anthony J. De Nicola                            38                  56                938          40,196         133,986

Paul B. Queally                                 28                  42                703          30,147         100,490

IRA FBO Jonathan M.                              8                  13                209           8,958          29,860
Rather

D. Scott Mackesy                                 7                  11                175           7,500          25,000

Sanjay Swani                                     1                   1                 14             600           2,000

John D. Clark                                    1                   1                 14             600           2,000

IRA FBO James R.                                 1                   1                 14             600           2,000
Matthews

Sean Traynor                                     6                   8                140           6,000          20,000

John Almeida                                     1                   1                 18             750           2,500

Eric J. Lee                                      1                   1                 14             600           2,000
                           ----------------------- ------------------- ------------------ --------------- ---------------

                    Totals                  14,000              21,000            350,000     $15,000,000     $50,000,000
                           ======================= =================== ================== =============== ===============